Exhibit 10.3

EXECUTION COPY

SHARE PURCHASE AGREEMENT

by and among

The Shareholders of GMIL, as Sellers,

Joseph A. Sperske (as the Sellers’ Representative),

Mine Safety Fifty Ireland Limited,

and

Mine Safety Appliances Company

Dated as of September 7, 2010

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5.6.	Adjustments	51
5.7.	Remedies	51
5.8.	Mitigation	51

ARTICLE VI POST CLOSING COVENANTS		51

6.1.	Restrictions on Competition	51
6.2.	Non-Solicitation of Customers	52
6.3.	Non-Solicitation of Employees	52
6.4.	Authorization to Modify Restrictions	52
6.5.	50th Anniversary Celebration	52
6.6.	Real Estate	52
6.7.	Products Liability Coverage	52
6.8.	Access to Records	53
6.9.	Transfers to be Stamped	53

ARTICLE VII TERMINATION		53

7.1.	Termination Events	53
7.2.	Effect of Termination	53

ARTICLE VIII MISCELLANEOUS		54

8.1.	Payments to the Buyer	54
8.2.	Entire Agreement	54
8.3.	Descriptive Headings; Certain Interpretations	54
8.4.	Notices	55
8.5.	Counterparts	55
8.6.	Survival	56
8.7.	Benefits of Agreement	56
8.8.	Amendments and Waivers	56
8.9.	Governing Law	56
8.10.	Jurisdiction; Service of Process; Waiver of Jury Trial	56
8.11.	Severability	57
8.12.	Time of Essence	57
8.13.	Further Assurances	57
8.14.	Specific Performance	57

EXHIBITS, ANNEXES AND SCHEDULES
Annex A	Working Capital Calculation
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Offer Letter and Joinder Agreement
Disclosure Schedules
Schedule	2.2(c)
Schedule	4.1(p)
Schedule	6.1
Schedule	6.2
Schedule	6.3
Schedule	6.10

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of September 7, 2010 (this “Agreement”), by and among (i) RAYBEAM LIMITED, a company incorporated under the laws of Ireland (“Raybeam”), Joseph A. Sperske, as Trustee of the 1995 EDWARDS QSST TRUST I (the “Edwards Trust I”), Joseph A. Sperske, as Trustee of the 1995 EDWARDS QSST TRUST II (the “Edwards Trust II”), Joseph A. Sperske, as Trustee of the 1995 EDWARDS QSST TRUST III (the “Edwards Trust III”), DENIS CONNOLLY and CECIL LENIHAN (each of the aforementioned in (i) are a “Seller” and collectively, the “Sellers”); (ii) Joseph A. Sperske, as agent for the Sellers (the “Sellers’ Representative”); (iii) MINE SAFETY FIFTY IRELAND LIMITED, a company incorporated under the laws of Ireland (“MSA Ireland”); and (iv) MINE SAFETY APPLIANCES COMPANY, a Pennsylvania corporation (“MSA” and together with MSA Ireland, “Buyer”).

INTRODUCTION

WHEREAS, the Sellers own all of the issued and outstanding shares (the “Shares”) of General Monitors Ireland Limited, a limited liability company incorporated under the laws of Ireland (the “Company”);

WHEREAS, Denis Connolly and Cecil Lenihan each own their shares as beneficiary of an employee benefit plan in which the nominal owner of the shares is Planlife Trustee Services Limited (“Planlife”);

WHEREAS, on or about the date hereof, Fifty Acquisition Corp., a Nevada corporation, will enter into an asset purchase agreement with General Monitors, Inc., a Nevada corporation (“GMI”), the holders of the stock of GMI (the “GMI Stockholders”), and a representative of the GMI Stockholders;

WHEREAS, on or about the date hereof, MSA or its affiliates will enter into an equity purchase agreement with the holders of the membership interests (the “GMT Members”) of General Monitors Transnational, LLC, a Nevada limited liability company (“GMT”), and a representative of the GMT Members, as well as individual stock purchase agreements with certain holders of stock, interests or equity of certain of GMT’s subsidiaries and affiliates, General Monitors Systems, LLC, a Nevada limited liability company (“GMS”), Gassonic A/S, a company organized under the laws of Denmark (“Gassonic”); and Electrasem, LLC, a California limited liability company (“Electrasem”), GMT, GMS, Gassonic and Electrasem, along with General Monitors Pacifica, Pte., Ltd., a private company limited by shares organized under the laws of Singapore (“GMP”) and General Monitors Systems Asia Pte. Ltd., a limited private company organized under the laws of Singapore (“GMSA”), are referred to herein collectively as the “Company Group”;

WHEREAS, subject to the terms and conditions of this Agreement, the Sellers desire to sell to MSA Ireland, and MSA Ireland desires to purchase from Sellers, all of the Shares (the “Acquisition”); and

WHEREAS, two of the Sellers, Denis Connolly and Cecil Lenihan (the “GMIL Joinder Sellers”) will not execute this Agreement as of the date hereof but are expected to execute a Joinder Agreement after the date hereof, effective as of the date hereof, to join this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, intending to be legally bound, the parties agree as follows:

ARTICLE I

SALE AND TRANSFER OF SHARES; CLOSING

1.1. Purchase and Sale.

(a) Subject to the terms and conditions set forth herein and in the offer to purchase attached hereto as Exhibit B which shall be executed and delivered to the GMIL Joinder Sellers as of the date hereof, on the Closing Date (as defined in Section 1.3), Sellers will sell and deliver to MSA Ireland or will procure delivery of, and MSA Ireland will purchase from Sellers, the Shares free and clear of any Liens (as defined in Section 2.1(a) hereof) and together with all rights attaching thereto on and after the Closing Date. Denis Connolly and Cecil Lenihan shall cause Planlife to transfer the Shares beneficially owned by them. MSA Ireland shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with the provisions of this Agreement.

(b) MSA Ireland, in its sole discretion, may designate one or more entities (which entities need not be affiliates of MSA Ireland) as the entity or entities to which the Shares shall be transferred at Closing; provided that notwithstanding any such designation, Buyer shall continue to be bound by the terms, conditions, and provisions of this Agreement. In the event MSA Ireland elects to make such a designation, MSA Ireland shall deliver to the Sellers’ Representative at least one day prior to the Closing Date a letter identifying the entity or entities to which the Shares are to be transferred at Closing, together with the number of Shares to be transferred to such entity or entities.

(c) Prior to the Closing, the Sellers will use reasonable efforts to cause the GMIL Joinder Sellers to join this Agreement as described in Section 4.1(q). For the avoidance of doubt, this Agreement will be binding upon and enforceable against the parties who have signed this Agreement whether or not any or all of the GMIL Joinder Sellers sign; provided, that as set forth in Section 4.1(q), Buyer shall not be required to close unless all of the Sellers shall sign this Agreement (including through the Joinder Agreement).

1.2. Consideration. In consideration for the Shares, and subject to the terms and conditions herein, MSA Ireland will, and MSA shall cause MSA Ireland to, pay Sellers $48,275,000 USD, as adjusted as provided in Section 1.4 (the “Purchase Price”), payable as follows:

(a) Cash Purchase Price. On the Closing Date, MSA Ireland will, and MSA shall cause MSA Ireland to, pay to Sellers by wire transfer in immediately available funds, in accordance with written instructions to be provided by the Sellers to Buyer no less than two (2) business days prior to the Closing Date, an aggregate amount equal to $41,690,700 USD (the “Cash Purchase Price”). MSA Ireland shall withhold taxes as required by law and shall remit such taxes to the appropriate authorities

(b) Escrow Amount. The remaining $6,584,300 USD shall be held back and placed in escrow (the “Escrow Amount”) with PNC Bank, N.A. (the “Escrow Agent”) in accordance with the terms of the Escrow Agreement by and among MSA, the Sellers’ Representative and the Escrow Agent (the “Escrow Agreement”). The Escrow Amount will be delivered to the Sellers at such time and in such amounts as set forth in the Escrow Agreement. By executing this Agreement or a Joinder Agreement, the Sellers each agree to the terms of the Escrow Agreement.

1.3. Closing; Closing Date. The closing (the “Closing”) for the consummation of the transactions contemplated by this Agreement shall take place as soon as practicable after the satisfaction or waiver of all conditions to Closing set forth herein or such other date as may be mutually agreed upon by the parties hereto (such date of the Closing being hereinafter called the “Closing Date”); provided, at Buyer’s option the Closing shall not occur until October 1, 2010. The Closing shall be deemed to have occurred effective as of 12:01 a.m. on the Closing Date.

1.4. Working Capital.

(a) Baseline Working Capital Amount; Working Capital Amount. The “Baseline Working Capital Amount” shall mean $5,347,764, which is the Working Capital Amount as set forth in the balance sheet of the Company contained in the unaudited, consolidating management reports for the Company, GMI and the Company Group as of March 31, 2010. The “Working Capital Amount” shall mean, as of a particular date, an amount equal to (i) the consolidated current assets of the Company minus (ii) the consolidated current liabilities of the Company (excluding, for the avoidance of doubt, long-term portion of any liabilities, and deferred Tax liabilities that solely relate to the difference between book income and taxable income), in each case calculated in accordance and consistently with the past practices of the Company (“Company Accounting Practices”). In calculating the Working Capital Amount, the calculation shall be performed in a manner consistent with the example of the net working capital calculation attached hereto as Annex A. For the avoidance of doubt, for purposes of the calculation of the Working Capital Amount, all deferred Tax liabilities of the Company shall be properly accrued on the balance sheet contained in the unaudited management reports for the Company in accordance and consistently with their respective past practices, as adjusted in this Section 1.4(a) and Annex A attached hereto.

(b) Post-Closing Determination. Within sixty (60) calendar days after the Closing Date, Buyer, or its designee, will conduct a review of the Working Capital Amount as of the Closing Date (the “Closing Date Working Capital Amount”) and will prepare and deliver to the Sellers’ Representative a balance sheet as of 12:00:01 a.m. on the Closing Date (the “Closing Date Balance Sheet”), together with a computation of the Closing Date Working Capital Amount and the Adjusted Closing Date Working Capital Amount (as defined below). The

Closing Date Balance Sheet shall be prepared in a manner consistent with the preparation of the balance sheet contained in the unaudited management reports for the Company as of March 31, 2010. The Closing Date Working Capital Amount shall be adjusted to: (i) (x) add the amount of any net increase in net fixed assets of the Company from March 31, 2010 to the Closing Date, or (y) subtract the amount of any net decrease in net fixed assets of the Company from March 31, 2010 to the Closing Date, and (ii) (x) add the amount of any net decrease in long term Indebtedness of the Company from March 31, 2010 to the Closing Date or (y) subtract the amount of any net increase in long term Indebtedness of the Company from March 31, 2010 to the Closing Date (as so adjusted, the “Adjusted Closing Date Working Capital Amount”).

The Company and Buyer will make available to the Sellers’ Representative all information, data, records and work papers used in preparing the Closing Date Balance Sheet and calculating the working capital adjustment hereunder and such other records and work papers as are necessary for the Sellers’ Representative to review the calculations and to resolve any disputed related thereto, including without limitation access to (and the ability to make copies of) the books and records of the Company. Buyer further agrees to make its personnel and accountants available to explain any information, data, records and work papers used in preparing the Closing Date Balance Sheet and calculating the working capital adjustment hereunder.

If the Sellers’ Representative disagrees with the computation of the Adjusted Closing Date Working Capital Amount or the items reflected on the Closing Date Balance Sheet, the Sellers’ Representative may, within thirty (30) calendar days after receipt of the Closing Date Balance Sheet, deliver a notice (a “Working Capital Objection Notice”) to Buyer identifying with reasonable specificity those items of the Closing Date Balance Sheet prepared by Buyer to which the Sellers’ Representative is objecting and the amounts with respect thereto that the Sellers’ Representative asserts to be the correct amounts and setting forth the Sellers’ Representative's calculation of the Adjusted Closing Date Working Capital Amount. If the Sellers’ Representative does not deliver a Working Capital Objection Notice within such thirty (30) calendar day period, then the Adjusted Closing Date Working Capital Amount shall be deemed to be finally determined as the amount calculated by Buyer. If the Sellers’ Representative timely delivers a Working Capital Objection Notice to Buyer, the Sellers’ Representative and Buyer will use reasonable efforts to resolve any disagreement as to the computation of the Adjusted Closing Date Working Capital Amount as soon as practicable, but if they cannot reach a final resolution within thirty (30) calendar days after Buyer has received the Working Capital Objection Notice, Buyer and the Sellers’ Representative will jointly retain a mutually agreeable independent accounting firm of recognized national standing (the “Working Capital Firm”) to resolve their disagreement. If Buyer and the Sellers’ Representative are unable to agree on the choice of the Working Capital Firm, then the Working Capital Firm will be an independent accounting firm of recognized national standing selected by lot (after excluding one firm designated by Buyer and one firm designated by the Sellers’ Representative). Buyer and the Sellers’ Representative will direct the Working Capital Firm to render a determination as promptly as practicable but in no event later than forty-five (45) calendar days of its retention. Buyer and the Sellers’ Representative and their respective agents will cooperate fully with the Working Capital Firm during its engagement to facilitate its resolution of the remaining disputes, including by providing the information, data, records, and work papers used by each party to calculate the adjustment amount due and the remaining disputes, and making its personnel and accountants available to explain any such information, data, records, or work papers. The Working Capital Firm will consider only those items and amounts in the Closing Date Balance Sheet set forth in the Working Capital Objection Notice which Buyer and the Sellers’ Representative are unable to resolve. In resolving any disputed item, the Working Capital Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Working Capital Firm’s determination will be based on such review as the Working Capital Firm deems necessary to make its determination, and on the definition of the Adjusted Closing Date Working Capital Amount included herein. The determination of the Adjusted Closing Date Working Capital Amount by the Working Capital Firm will be conclusive and binding upon Buyer, the Sellers’ Representative and Sellers, in the absence of fraud or manifest error. Each of the parties shall bear its own costs and expenses in connection with the work of the Working Capital Firm. Buyer, on the one hand, and Sellers, on the other hand, shall bear the costs and expenses of the Working Capital Firm based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party. The Adjusted Closing Date Working Capital Amount, as finally determined pursuant to this Section 1.4(b), is referred to herein as the “Actual Closing Date Working Capital Amount”.

(c) Payment of Working Capital Adjustments.

(i) If the Actual Closing Date Working Capital Amount exceeds the Baseline Working Capital Amount, Buyer shall, within five (5) business days after the determination thereof, pay to the Sellers’ Representative (for the benefit of Sellers) an amount equal to the amount by which (A) the Actual Closing Date Working Capital Amount exceeds (B) the Baseline Working Capital Amount. Such payment shall be payable by Buyer to the Sellers’ Representative (for the benefit of Sellers) in accordance with written instructions to be provided by the Sellers’ Representative to Buyer no less than two (2) business days after the determination thereof. Such payment shall be made by Buyer to the Sellers’ Representative (for the benefit of Sellers) in cash, by cashier’s or certified check, or by wire transfer of immediately available funds in United States Dollars to the accounts designated by the Sellers’ Representative pursuant to the immediately preceding sentence.

(ii) If the Actual Closing Date Working Capital Amount is less than the Baseline Working Capital Amount, Buyer shall be entitled to receive an amount by which (A) the Baseline Working Capital Amount exceeds (B) the Actual Closing Date Working Capital Amount. Buyer shall be permitted to withdraw such amount from the Escrow Account maintained with respect to the Company and the Sellers’ Representative shall cooperate in providing the joint written instructions to the Escrow Agent with respect thereto.

(iii) If, pursuant to Section 1.4(a) above, a dispute exists as to the final determination of the Actual Closing Date Working Capital Amount, the Company and Buyer, on one hand, and the Sellers, on the other hand, shall promptly pay to the other, as appropriate in accordance with Sections 1.4(c)(i) and 1.4(c)(ii), such amounts as are not in dispute, pending final determination of such dispute pursuant to Section 1.4(b).

1.5. Purchase Price Allocation. The parties shall cooperate to prepare an allocation of the Purchase Price in accordance with applicable tax law (the “Purchase Price Allocation”). The parties agree that the Purchase Price Allocation will bind them for federal, state, local, and foreign income and personal property sales tax purposes in connection with the transactions contemplated hereunder and will be consistently reflected by them on any tax returns or reports they file or prepare. The parties shall consult with each other concerning all issues relating to such allocation in connection with any tax audit and the parties shall not initiate any positions inconsistent with such allocation in connection with any tax audit.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties by Sellers. The Sellers represent and warrant to Buyer, except as set forth in the disclosure schedule or the lists attached to the disclosure schedule (the “Disclosure Schedule”), and except for events, transactions, or occurrences contemplated or required by this Agreement, as follows. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections in this Article II and the disclosure of a particular matter in any section of the Disclosure Schedule shall be deemed to be disclosed in all other relevant sections of the Disclosure Schedule to the extent that it is reasonably apparent to Buyer from such disclosure that such disclosure is applicable to such other sections. The inclusion of any matter on the Disclosure Schedule shall not (i) be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Sellers in this Agreement or an admission as to the materiality of any such matter and (ii) be deemed to establish a standard of materiality. To the extent used herein, “to the Knowledge of the Sellers” or “Known” by the Sellers shall mean the actual knowledge after reasonable inquiry. With respect to determining whether something is to the “Knowledge of the Sellers” or “Known” by the Sellers, the Sellers shall include the knowledge of Sellers, Phil Robbibaro, Joseph A. Sperske, Richard Lamishaw, and Don Edwards.

(a) Title to Shares. The Sellers are the sole registered and beneficial owners of the Shares; (provided, that the registered holder of the Shares beneficially owned by Denis Connolly and Cecil Lenihan is Planlife), and at the Closing the Sellers will transfer, or cause to be transferred, to Buyer (or its designee as contemplated by Section 1.1(b)), good and marketable title to the Shares and will transfer the Shares free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other encumbrances, other than restrictions under applicable securities laws, (each a “Lien” and, collectively, “Liens”), and with no restriction on the voting rights or transfer rights pertaining to the Shares, except for such restrictions arising under applicable securities laws.

(b) Organization, Standing and Power.

(i) Section 2.1(b)(i) of the Disclosure Schedule contains a complete and accurate list for the Company of the jurisdiction of organization and each other jurisdiction in which it is authorized to do business. The Company is a limited liability company duly organized and validly existing under the laws of Ireland and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry out its business as now being conducted. The Company is duly qualified to do business as a foreign company and is in good standing under the laws of each state or other jurisdiction in which the ownership or use of properties owned by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, a “Material Adverse Effect” means an event, circumstance or condition which: (A) if quantifiable, would result in a cost, liability or other expense or diminution in value of more than $100,000 or (B) if not quantifiable, would be materially adverse to the business, assets, financial condition or results of operations of the Company; provided that none of the following shall be deemed to constitute and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (I) any adverse change, event, development or effect resulting from or relating to: (t) general business or economic conditions, including without limitation any effect that is the result of factors affecting any national, regional or world economy, (u) any occurrence or condition affecting generally the industries in which the Company operates, (v) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (w) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (x) changes in Irish GAAP (as hereinafter defined) and/or changes in laws, (y) the execution or announcement of this Agreement or the transactions contemplated hereby (including without limitation a reduction or delay in purchases of products or services from the Company), or (z) any actions taken with the consent or at the direction of Buyer (including without limitation any actions done in compliance with the terms of this Agreement), (II) any existing event, occurrence, change, development, or circumstance with respect to which Buyer has knowledge as of the date of this Agreement other than matters which are required to be but are not set forth in the Disclosure Schedule (except as otherwise set forth in Section 5.1(f)), or (III) any adverse change, event, development, or effect on or regarding the Company that is disclosed to Buyer and cured before the earlier of the Closing Date or the date on which this Agreement is terminated. The Company does not directly or indirectly own any capital stock of, or equity interests in, any entity.

(ii) The Sellers have delivered or made available to Buyer or its Representatives true, correct and complete copies of all of the organizational documents of the Company as currently in effect. “Representatives” of a party means such party’s legal counsel, investment bankers, accountants and other advisors.

(c) Binding Agreement. Upon execution and delivery of this Agreement (i) on the date hereof by the Sellers (other than the GMIL Joinder Sellers) and the Sellers’ Representative, or (ii) through a Joinder Agreement by the GMIL Joinder Sellers, this Agreement will have been duly executed and delivered by each of the Sellers and by the Sellers’ Representative pursuant to all necessary authorization and, assuming due authorization, execution and delivery by the other parties hereto, and will be the valid and legally binding obligation of each Seller and the Sellers’ Representative respectively, enforceable against such Seller and the Sellers’ Representative in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

(d) Conflicts; Consents. Except as set forth on Section 2.1(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor compliance by the Sellers with any of the provisions hereof will: (i) conflict with or result in a breach of the charter, by-laws or other constitutive documents of the Sellers or the Company (collectively, the “Seller Parties”), (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any agreement binding upon the Seller Parties, including any contract identified on the Material Contract List referred to in Section 2.1(l), which would adversely affect the ability of the Sellers to perform their respective duties and obligations under this Agreement, or which would have a Material Adverse Effect, (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the Seller Parties or a Seller Party’s properties or assets which would adversely affect the ability of the Sellers to perform their respective duties and obligations under this Agreement, or which would have a Material Adverse Effect, or (iv) result in the imposition or creation of any Lien upon or with respect to the Shares or the assets of the Company. Except as set forth on Section 2.1(d) of the Disclosure Schedule, no consent or approval by, or any notification of or filing with, any public body or authority is required to be obtained or made at or prior to the Closing by the Seller Parties other than any antitrust filing contemplated in Section 3.14, in connection with the execution, delivery and performance by the Sellers of this Agreement or the consummation of the transactions contemplated hereby.

(e) Capitalization; Equity Interests. Section 2.1(e) of the Disclosure Schedule sets forth the authorized capital stock and the number of issued and outstanding shares of each class of stock of the Company, together with the names of the holders of all such outstanding capital stock. There are no other shares of capital stock of the Company issued or outstanding. All of the Shares are validly issued and outstanding, fully paid and nonassessable. Neither the Sellers nor any other any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority (each, a “Person”) is entitled to any preemptive or similar rights with respect to the Shares. There are no outstanding or authorized options, warrants, call agreements, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or obligating Sellers or the Company to issue or sell any of the Shares or any other shares of capital stock of, or any other interest in, the Company.

(f) [Reserved].

(g) Customers. The customer list which has been attached to Section 2.1(g) of the Disclosure Schedule (the “Customer List”) sets forth (i) the names and addresses of all customers that generated revenues for the Company with an aggregate value for each such customer of $150,000 or more during each of the calendar years 2010, 2009 and 2008 and (ii) the amount for which each such customer was invoiced during each such periods; provided that for 2010, such list shall be as of the date specified on the Customer List. To the Knowledge of the Sellers, as of the date of execution of this Agreement, the Company has not received any written notice that any customer listed on the Customer List either: (A) has ceased, or will cease, to use the services of the Company pursuant to the customer’s current arrangement or contract with the Company, (B) has substantially reduced or will substantially reduce, the use of the services of the Company, or (C) has sought, or is seeking, to reduce the price it will pay for services of the Company, including in each case after the consummation of the transactions contemplated hereby. To the Knowledge of the Sellers, as of the date of execution of this Agreement, no customer listed on the Customer List has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(h) Absence of Changes. Since June 30, 2010, the Company has conducted its business only in the ordinary course of business consistent with past practice. Without limiting the foregoing, since June 30, 2010, there has not been any:

(i) change in the authorized or issued capital stock of the Company; grant of any stock option or right to purchase any ownership interests of the Company; issuance of any security convertible into such ownership interests; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any such ownership interests; or declaration or payment of any dividend or other distribution or payment in respect of such ownership interests (except for tax distributions to the holders of Shares);

(ii) amendment to the organizational documents of the Company;

(iii) (A) payment or increase, or commitment to pay or increase, by the Company of any bonuses, salaries, or other compensation to any shareholder, member, director, manager of a limited liability company, or officer (except (I) in the ordinary course of business consistent with past practice or (II) for payments or increases in wages or salaries required under existing agreements, arrangements or understandings), or (B) entry into any employment, severance, or similar contract with any shareholder, member, director, manager of a limited liability company, officer, or employee (other than employment, severance or similar contracts entered into with non-United States residents in the ordinary course of business in compliance with statutory requirements of the applicable laws of the country of such person’s residence or employment);

(iv) adoption of, or increase in the payments to or benefits under, any Plan (as defined in Section 2.1(o)) for or with any employees of the Company, except to the extent such adoption of or increase in the payment to or benefits under is required by law;

(v) damage to or destruction or loss of any asset or property of the Company whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect;

(vi) entry into, failure to renew, termination of, or receipt of notice of termination of any license (other than end-user licenses in the ordinary course of business consistent with past practice), vendor, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or any other contract or transaction (or series of related contracts or transactions), outside the ordinary course of business, involving a total remaining commitment by or to the Company of at least $100,000;

(vii) sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease, or other disposition of any material asset or property of the Company or Lien on any material asset or property of the Company;

(viii) cancellation or waiver of any claims or rights with a value to the Company in excess of an aggregate of $100,000;

(ix) change in annual accounting period of the Company;

(x) action that would cause the Company to make or rescind any Tax election, except to the extent such action is the result of the sale of the Shares pursuant to this Agreement;

(xi) adoption or change in any method of accounting for the Company (except as required by a change in law or Irish GAAP); “Irish GAAP” means generally accepted accounting practice in Ireland comprising applicable company law and the accounting standards issued by the Accounting Standards Board and in accordance with the accounting standards and policies used in the most recent audited financial statements of the Company;

(xii) reversal of accruals with respect to the Company (except as required by a change in law or Irish GAAP);

(xiii) incurrence or assumption of any Indebtedness or any other obligation or liability, absolute, accrued, contingent or otherwise, individually or in the aggregate in excess of $100,000, except current liabilities in the ordinary course of business consistent with past practice, or the incurrence of any Lien upon the assets of the Company;

(xiv) capital expenditures, additions or improvements by the Company in excess of an aggregate of $100,000;

(xv) institution, settlement or agreement to settle any litigation, action or proceeding by the Company other than in the ordinary course of business consistent with past practice;

(xvi) failure by the Company to maintain in full force and effect or renew policies of insurance in effect at June 30, 2010;

(xvii) election or change in any election by the Company, filing of any amended tax return by the Company, settlement of any claim for Taxes or assessment of Taxes relating to the Company, surrender of any right to claim a refund of Taxes by the Company, or other similar action relating to the filing of any tax return or the payment of any Taxes, if such election, adoption, change, amendment, settlement, surrender, or other action could have the effect of increasing the liability for Taxes of the Company for any period ending after the Closing Date or decreasing any tax attribute of the Company existing on the Closing Date;

(xviii) entry into, or commitment to enter into, any transactions with Related Persons; or

(xix) agreement, whether oral or written, by the Company to do any of the foregoing.

(i) Tax Matters. Except as set forth in Section 2.1(i) of the Disclosure Schedule:

(i) The Company is an accrual basis taxpayer and its tax liabilities are determined on that basis.

(ii) The Company has: (i) timely filed all Tax returns required to be filed by it, and all such Tax returns are true, correct and complete in all material respects; and (ii) timely paid all Taxes shown to be due and owing by the Company on any such Tax return, and all other material Taxes due and payable by the Company, except for Taxes being contested in good faith and for which adequate reserves have been established and maintained for such Tax liability in accordance with Irish GAAP, and specifically listed in Section 2.1(i) of the Disclosure Schedule and reflected on the Financial Statements. For purposes of this Agreement, “Tax” or “Taxes” means all (A) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any taxing authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, employment, payroll (including social security contributions), deductions at source, withholding, gains, stamp, customs, duties, profits, and value added, (B) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (i) any item described in clause (A) or (ii) the failure to comply with any requirement imposed with respect to any Tax return, and (C) liability in respect of any items described in clause (A) and/or (B) payable by reason of contract (including any tax sharing agreement), assumption, transferee, successor or similar liability, operation of law or otherwise.

(iii) The Company has established reserves in accordance and consistent with Irish GAAP that are adequate for the payment of all Taxes which are the obligation of the Company not yet due and payable or that are being contested in good faith, and all such reserves have been disclosed to Buyer in writing. Since December 31, 2009, the Company has not incurred any liability for Taxes other than in the ordinary course of business.

(iv) The Company has timely withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor, holder of securities or other third party, and the Company has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(v) There are no Liens relating or attributable to Taxes encumbering (and no taxing authority has threatened to encumber) the assets of the Company, except for statutory Liens for current Taxes not yet due and payable, or Liens for Taxes being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with Irish GAAP on the Financial Statements. There are no Liens relating or attributable to Taxes encumbering (and no taxing authority has threatened to encumber) the Shares.

(vi) There is no current dispute or claim and to the Knowledge of the Sellers no such dispute or claim is contemplated or likely to commence relating or attributable to any Tax liability of the Company claimed, issued or raised by any taxing authority in writing that has not been properly reflected in the Financial Statements.

(vii) [Intentionally Omitted].

(viii) The Company (i) is not a party to, is not bound by, nor has any obligation under, any tax sharing agreement or (ii) does not have any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such tax sharing agreement.

(ix) [Intentionally Omitted].

(x) No power of attorney that currently is in effect has been granted by the Company.

(xi) The Company has delivered or made available to Buyer: (i) correct and complete copies of all corporation Tax returns required to be filed by the Company prior to the date hereof for the three taxable years immediately preceding the date of this Agreement; (ii) all tax sharing agreements to which the Company is a party; (iii) all agreements with any taxing authority to which the Company is a party; and (iv) all notices of deficiency or assessment, information requests from and material correspondence with any tax authority and other similar documentation relating to Taxes or Tax returns of the Company relating to any period for which the statute of limitation has not expired and for which the tax returns of such period may be opened, reviewed and an amendment issued in respect of by a tax authority;

(xii) The Company does not own any interest in any Person that is not a subsidiary.

(xiii) No cancellation or elimination of intercompany debt will result in any income, gain, deduction or loss to the Company.

(xiv) The Company is resident in Ireland for Tax purposes and has not been at any time since incorporation resident in any jurisdiction other than or in addition to Ireland for Tax purposes. For Tax purposes, the Company has never carried on any trade in any other country (whether through a branch, agency, permanent establishment or otherwise) and the Company has not at any time paid Tax on income, profits or gains to any Tax, revenue or fiscal authority in any other country except Ireland.

(xv) The Company has obtained and kept sufficient and proper record and other documentation required for Tax purposes, including any claims or elections made to calculate the Tax liability or relief which would arise on any disposal or on the realization of any asset owned by the Company at December 31, 2009 (the “Financial Statements Date”) or acquired by the Company since the Financial Statements Date but before the Closing Date.

(xvi) In the five years prior to the Financial Statements Date the amount of any Tax liability of the Company has not, to any material extent, depended on any arrangement or concession (in either case whether formal or informal) with any Tax, revenue or fiscal authority.

(xvii) The Company is registered for the purposes of Value Added Tax Act 1972, as amended, (“VATA 1972”) and, since has made, given, obtained and kept (to the extent required by the VATA 1972) complete, correct and up-to-date returns, records, invoices and other documents appropriate or required for VATA 1972 purposes and is not in arrears with any payments or returns due and has not been required by the Revenue Commissioners or other fiscal authority to give security or further security under Section 23A VATA 1972

(xviii) The Company has never been treated as a member of a VAT group under Section 8(8) VATA 1972 and no application has at any time been made for the Company to be treated as a member of a VAT group.

(xix) The Company has not applied to waive exemption in relation to any immovable goods in accordance with Section 7 VATA 1972 and regulation 4 of the Value Added Tax Regulations 2006.

(xx) The Company does not engage in and has not engaged in the letting of immovable goods for periods of less than ten years.

(xxi) The Company has not, at any time within the five years preceding the date of this Agreement, acted as an agent of any person not established in Ireland within the meaning of section 37 VATA 1972.

(xxii) The Company is not authorized to receive supplies of qualifying goods and services at the zero rate of VAT in accordance with Section 13A VATA 1972.

(xxiii) [Intentionally Omitted].

(xxiv) Every document in the possession of or under the control of the Company or which forms part of any title of the Company to any asset owned or possessed by it has been duly and properly stamped and the Company has no outstanding liability for stamp duty or capital duty or interest or penalties relating to stamp duty or capital duty.

(xxv) In the five years prior to the date of this Agreement, the Company has not been involved in any transaction involving a statement which is deliverable to the registrar of companies (as defined in the 1963 Act) which statement has, in accordance with Part 8 of the Stamp Duties Consolidation Act 1999 (“SDCA”), attracted a reduced rate of stamp duty.

(xxvi) In the two years prior to the date of this Agreement, the Company has not been involved in any transaction involving any instrument in relation to which a claim for exemption from stamp duty was made by it in accordance with Sections 79 and 80 SDCA.

(xxvii) In the eleven years prior to the date of this Agreement the Company has not acquired from any other company any asset in circumstances where the companies were, at the time of the acquisition, members of the same group of companies for Tax purposes and in respect of which the provisions of Section 617 of the Taxes Consolidation Act, 1997 (“TCA”) apply.

(xxviii) In the eleven years prior to the date of this Agreement the Company has not been involved in any transaction falling within the provisions of Sections 621 and 622 TCA or within the provisions of Part 21 TCA.

(xxix) If each asset (other than trading stock) owned by the Company at the Financial Statements Date was disposed of by the Company for a consideration equal to the value attributed to that asset in preparing the Financial Statements, then the Tax liability arising to the Company in respect of the disposal of the relevant asset would not be greater than the amount taken into account in respect of that asset in calculating any provision for Tax or note relating to Tax as set out in the Financial Statements.

(xxx) In respect of all dividends paid on or after 6 April 1999, the Company has fully and correctly complied with the provisions of Chapter 8A of Part 6 TCA, and has deducted and accounted for all appropriate dividend withholding Tax and has no outstanding liability in respect of dividend withholding Tax.

(xxxi) In respect of all dividends paid by the Company on or after April 6, 1999 which were exempt from dividend withholding Tax, such member has received a declaration in the form prescribed in Schedule 2A to TCA from the recipients of such dividend evidencing that the dividend withholding tax was not payable.

(xxxii) The Company is not or has not at any time been a close company within the meaning of TCA.

(xxxiii) The Company has not incurred any expense or paid any interest which is treated as a distribution within the meaning of Section 436 and/or 437 TCA.

(xxxiv) The Company does not have any outstanding loans to which the provisions of Section 438 TCA would apply.

(xxxv) The Company has not been subject to, and there is no outstanding liability in respect of, a surcharge within the meaning of Section 440 TCA.

(xxxvi) The Company has not been involved in any Tax avoidance transaction within the meaning of Section 811(2) TCA.

(xxxvii) The provisions of the Waiver of Certain Tax, Interest and Penalties Act 1993 do not apply to the Company or any of the directors of the Company.

(j) Assets, Property and Related Matters.

(i) The Company has Good and Marketable Title (as to real property) and marketable title (as to all other properties and assets), to, or a valid leasehold interest in, or a formal or informal arrangement or understanding with another entity in the GM Group (as defined below) to use, as applicable, all of the properties and assets (whether real, personal or mixed, and whether tangible or intangible) (A) that it purports to own and (B) that are necessary for the conduct of the business presently being conducted by the Company in each case including all of the properties and assets reflected on the Most Recent Balance Sheet (as defined in Section 2.1(q) hereof) free and clear of all Liens, except for (I) Permitted Encumbrances and (II) properties and assets disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet. “Good and Marketable Title” means a real estate title commensurate with prudent standards of correct and current conveyancing practice in Ireland and the United Kingdom, as the case may be. Neither the Sellers nor any Related Persons (as defined below) of the Sellers own any properties or assets necessary for the conduct of the business currently conducted by the Company. “Related Persons” shall mean (i) any immediate family member of an individual, (ii) any entity in which such individual or an immediate family member of such individual has a material financial interest other than any entity in the GM Group, and (iii) any entity with respect to which such individual serves as a director, officer, partner, member, trustee or in a similar capacity, other than any entity in the GM Group. “Permitted Encumbrances” shall mean: with respect to each parcel of real property (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith, and for which appropriate reserves have been established in the Company’s Financial Statements in accordance and consistent with its past practice; (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable or which are being contested in good faith and which have been reserved against in the Company’s Financial Statements in accordance and consistent with its past practice, and which in any case would not, individually or in the aggregate, have a Material Adverse Effect; (c) zoning and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such real property; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which, to the Knowledge of Sellers, do not materially impair the use or occupancy of such real property in the operation of the business of the Company as currently conducted thereon; (e) any Liens in existence on the Closing Date (i) securing the Indebtedness of the Company disclosed on the Most Recent Balance Sheet or (ii) as disclosed in the Disclosure Schedules; and (f) minor imperfections which do not materially interfere with the present use, of the property subject thereto or affected thereby. The “GM Group” means the Company, the Company Group and GMI.

(ii) Section 2.1(j)(ii) of the Disclosure Schedule sets forth a list of all real property owned or leased by the Company. With respect to property leased by the Company in connection with its business as indicated on Section 2.1(j)(ii) of the Disclosure Schedule, to the Knowledge of the Sellers: (A) all such leases are in full force and effect and constitute valid and binding obligations of the Company, and of the other parties thereto, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity; and (B) the Company has not received any written notice from any landlord under any such lease that it is in default or breach thereof. To the Knowledge of Sellers, no such real property is subject to any pending or threatened condemnation proceeding by any public or quasi-public agency or other authority. The use, occupancy and ownership or leasing by the Company of any buildings, structures or other improvements located at any real property owned or leased by the Company does not violate any zoning ordinances or any other codes or regulations. All of the buildings, structures, improvements and assets reflected on the Most Recent Balance Sheet are in good operating condition and repair (except for ordinary wear and tear and routine maintenance requirements).

(iii) Any development carried out on or use of the properties complies in all respects with the Local Government (Planning and Development) Acts 1963 -1999 and the Planning and Development Act 2000 and all regulations made thereunder and with all applicable bye-laws and with the Building Control Act 1990 and all regulations made thereunder and other relevant legislation and regulations, and all permissions and consents required thereunder have been duly obtained and are in full force and effect, and all conditions attaching thereto have been substantially complied with and promptly performed, and no such permission or consent is temporary or personal, and there are no circumstances which may lead to the withdrawal or revocation of any such permission or consent.

(iv) In relation to any leasehold property, where the consent of the landlord is required under the lease, all appropriate consents have been obtained, in particular, any consents necessary for this transaction have been obtained in accordance with the terms of the relevant lease (except as otherwise provided in Section 2.1(d) of the Disclosure Schedule), and there are no conditions attaching to any such consent compliance with which remain outstanding.

(v) Title to any real property owned, leased or occupied by the Company in Ireland has been fully registered in the Property Registration Authority or Registry of Deeds in Ireland as appropriate and there are no burdens or third party interests affecting the property.

(vi) All original deeds and documents necessary to prove title to the properties are in the possession of the Company. The properties are not held to the order of any other person, held in trust for another person or are in the possession of a person other than the Company and held to the order of the Company.

(vii) The Company is entitled to and is in possession and exclusive occupation of the properties and no person other than the Company is entitled to or is in possession or occupation or has an interest of whatever nature howsoever arising in the properties or any part thereof and none of the properties or any part thereof is affected by or the subject of any lease, tenancy, license, agreement or arrangement relating to the occupation or use thereof by any person other than the Company.

(viii) There is appurtenant to the properties all rights, easements and facilities necessary for their present use and continued enjoyment and no person is entitled or has threatened to terminate, curtail or interrupt any such rights, easements or facilities.

(ix) The properties are served by drainage, water and electricity services and all other necessary utilities, all of which are connected to the mains by media located entirely on, in or under the properties or by media elsewhere in respect of the use of which the Company and those deriving title from it have and will continue to have permanent easement free from any onerous or unusual conditions and the passage and provision of those services is uninterrupted and no interruption of such passage or provision is imminent or likely and the Company and those deriving title from it have and will continue to have a full and uninterrupted right to enter on any adjoining lands and premises for the purposes of repairing and maintaining all pipes, sewers, wires, cables, conduits and other conducting media serving the properties.

(k) Patents, Trademarks and Similar Rights.

(i) Section 2.1(k) of the Disclosure Schedule sets forth a list of all Intellectual Property (as defined below) necessary for the current operation of the business of the Company and that is owned by the Company, or licensed by a third Person to the Company or licensed by the Company to a third Person (other than another member of the GM Group) together with a list of any agreements between the Company and a third Person (other than another member of the GM Group) pursuant to which such licensed Intellectual Property is licensed.

(ii) Except as set forth on Section 2.1(k) of the Disclosure Schedule, no third Person Software other than commercial off the shelf software is utilized by the Company.

(iii) No open source or similar Software is to the Knowledge of the Sellers utilized by the Company.

(iv) In the six (6)-year period prior to the date of this Agreement, none of the Sellers or the managers or officers of the Company has received any written claim relating to an improper use or disclosure of, or a breach in the security of, any proprietary information of a third Person.

(v) To the Knowledge of the Sellers, (A) no Person has infringed upon, misappropriated or otherwise engaged in the unauthorized use of the Intellectual Property of the Company and (B) no Person is currently infringing the Intellectual Property rights of the Company.

(vi) To the Knowledge of the Sellers, none of the activities of the employees of the Company in connection with their employment by the Company is in material violation of any agreement or arrangement that any such employees have with former employers. Each employee of the Company that is responsible for the creation or development of material Intellectual Property of the Company has executed an agreement with the Company that assigns to the Company all Intellectual Property developed by the employee while an employee of the Company, within the scope of his or her employment with the Company, and using the resources of the Company.

(vii) No agreement pursuant to which the Company holds, uses or licenses Intellectual Property contains change of control or other provisions that would, as a result of the Acquisition: (a) cause the termination of such agreement or allow any other party to such agreement to terminate the agreement or (b) effect any change in such agreement which is materially adverse to the Company.

(viii) The Company has not agreed to indemnify any Person for or against any infringement or misappropriation of any Intellectual Property.

(ix) To the Knowledge of the Sellers, the Company has not infringed upon or misappropriated any Intellectual Property of a third Person. The Company has not received any written charge, written complaint, written claim, written demand or written notice alleging any such infringement, misappropriation or violation regarding any third Person Intellectual Property. To the Knowledge of the Sellers, no product or service sold by the Company violates or infringes any Intellectual Property right owned or held by any third Person.

(x) The Company has complied in all material respects with all applicable legal requirements pertaining to information privacy and security, except for any such non-compliance with would not cause a Material Adverse Effect on the Company. To the Knowledge of the Sellers: (A) except for disclosures to third Persons who are bound by confidentiality agreements, the Company has not caused any unauthorized disclosure of any third Person material proprietary information or material confidential information in the possession, custody or control of the Company, and (B) no material breach of the Company’s security procedures has occurred wherein material proprietary information or material confidential information has been disclosed to a third Person.

(xi) Except as identified in Section 2.1(k) of the Disclosure Schedule, to the Knowledge of the Sellers, (a) each license, sublicense or agreement, pursuant to which the Company has granted rights to a third Person pertaining to the Company’s Intellectual Property or pursuant to which the Company has been granted rights to third Person Intellectual Property is legal, valid, binding, enforceable, and in full force and effect in all material respects, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity; (b) no party to such license, sublicense or agreement is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and (c) no party to such license, sublicense or agreement has repudiated any material provision thereof.

(xii) To the Knowledge of the Sellers, the products sold by or for the Company under any patents include patent markings and notices in compliance, in all material respects, with all applicable patent marking laws and regulations.

(xiii) Neither the Sellers nor any Related Persons of the Sellers, own any Intellectual Property necessary for the conduct of the business currently conducted by the Company.

(xiv) All Intellectual Property owned by the Company is free and clear of all Liens (other than Permitted Encumbrances) and restrictions.

“Intellectual Property” means any trademark, service mark, service name, trade name, trade dress, Internet domain names, and their associated good will, design right, patent, copyright, writings and other copyrightable works and works in progress and mask works, in each case whether applied for, pending, registered or unregistered, and any trade secret, confidential or proprietary information, invention, process, formula, technology, know-how, design, utility model, Software, drawing, research and development data and other intangible property, or any other similar type of proprietary intellectual property right in any jurisdiction throughout the world (including any registrations or applications for registration of any of the foregoing and whether or not capable of protection by patent or by registration).

“Software” means computer software, including, without limitation, source code, object code, disks, documentation, operating manuals, data bases, web site content, related systems data, source programs, record layouts, program libraries, and any other documentation in those application areas that may pertain to any data processing system or operation.

(l) Material Contracts. Section 2.1(l) of the Disclosure Schedule sets forth a list of all contracts, agreements and other instruments (the “Material Contract List”), as of the particular date or dates set forth within the Material Contract List, to which the Company is a party or which is binding on the Company relating to or involving: (i) outstanding commitments to pay in excess of $150,000 in any one calendar year or $250,000 in the aggregate, including contracts for the purchase or sale of assets and contracts with vendors or suppliers of goods or services meeting the foregoing dollar threshold, (ii) any restriction on the ability of the Company to engage in any business or to do business in any geographic area, (iii) any joint venture or partnership agreement or similar arrangement, (iv) any arrangement with any Seller, GMI, GMT or any affiliate thereof or any officer or director of the Company or a member of any such Person’s immediate family, (v) any contract or arrangement pursuant to which the Company will or expects to receive in excess of $150,000 in any one calendar year or $250,000 in the aggregate, including contracts with customers involving the provision of goods or services meeting the foregoing dollar threshold, (vi) any license referred to in Section 2.1(k) other than commercial off-the-shelf licenses, (vii) any lease referred to in Section 2.1(j), (viii) any guaranty or similar undertaking with respect to payment or performance by a third party, (ix) any power of attorney, (x) any contract, agreement or other instrument between a third party and either Sellers or any Related Persons of the Sellers that relates to the business of the Company, (xi) any warranty made by the Company outside the ordinary course of its business with respect to its products and services, (xii) the incurrence of Indebtedness by the Company in excess of $150,000 in any one calendar year or $250,000 in the aggregate, (xiii) a termination fee or otherwise requiring payment in exchange for the right to terminate such agreement in excess of $150,000 (for any one contract, agreement or other instrument) or in excess of $250,000 for all such termination or similar fees in the aggregate, (xiv) contracts which grant exclusivity, which contain most-favored-pricing clauses or which otherwise restrict or limit the operation of the business of the Company, or (xv) any other contract, agreement or instrument that is material to the Company or necessary to the conduct of the business of the Company as currently conducted. The Company is not in default, and to the Knowledge of Sellers, no other party is in default under any such contract, agreement or instrument and all such contracts, agreements and instruments are in full force and effect and constitute legal, valid and binding obligations of the parties thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

(m) Litigation, etc. Except as listed on Section 2.1(m) of the Disclosure Schedule, (i) there are no lawsuits, actions, claims, investigations or legal or administrative or arbitration proceedings (each, an “Action”) in respect of the Company pending or, to the Knowledge of the Sellers, threatened, and, (ii) to the Knowledge of the Sellers, there is no outstanding administrative or court order or directive, consent decree, award, decision, injunction, judgment, ruling, subpoena or verdict entered, made or rendered (an “Order”) of, in or before any federal, state, county, local, foreign or other government or governmental authority or public agency, court, tribunal, instrumentality, commission, political subdivision, official, department, board, bureau or body (which shall not include any product certification or safety body) (each, a “Governmental Authority”), which imposes current or future obligations on the Company. To the Knowledge of the Sellers, none of the products or services manufactured or distributed by the Company or previously owned by the Company (A) contains asbestos, (B) involves the provision of engineered services, (C) was used in the Massey Upper Big Branch Coal Mine, or (D) was used on the British Petroleum Deep Water Horizon rig in the Gulf of Mexico. From August 1, 2005 through and including the date of the Agreement there have been no product recalls, safety advisories, field safety notifications or the like (but specifically excluding non-field safety technical bulletins) on any products manufactured or distributed by the Company.

(n) Compliance; Governmental Authorizations. From August 1, 2005 through and including the date of this Agreement:

(i) The Company has complied and is in compliance in all material respects with all laws, ordinances, regulations, interpretations and orders applicable to the Company, including any of the same applicable to the export of products and the U.S. Foreign Corrupt Practices Act, the violation of which would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has all federal, state, local and foreign governmental licenses and permits necessary to conduct the business as currently conducted, except where the failure to obtain such licenses or permits would not or could not be reasonably expected to have a Material Adverse Effect, and all such licenses and permits are in full force and effect.

(ii) The Company has obtained and is in material compliance with all necessary permits, licenses, certificates, registrations and authorizations, including Integrated Pollution Prevention and Control permits (“Environmental Permits”), required under all applicable Environmental Laws (as defined below), and all such Environmental Permits are in full force and effect. Such Environmental Permits can be transferred or assigned as contemplated herein without a material change in the terms or conditions of such Environmental Permits. The Company has not violated, or is not in violation of, any requirements of any Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any real property now owned or previously owned, used or leased or operated by it or any appurtenances thereto or improvements thereon. To the Knowledge of the Sellers, there are no present or past environmental conditions relating to the Company or relating to any real property now owned or previously owned, used, leased or operated by it or improvements thereon or real property previously owned, used, leased or operated by the Company or any of their present or past affiliates that could lead to any liability of the Company under the Environmental Laws (the “Environmental Conditions”). The Company has not received any written notice from any authority charged with the enforcement of Environmental Laws of a violation of, or any liability under, any requirements of any Environmental Laws, and no proceeding is pending to revoke or limit any Environmental Permit held by the Company.

(iii) Except in material compliance with all Environmental Laws, there has been no Release (defined below) of any Hazardous Substances (defined below) in, on or affecting any properties now or previously owned or leased by the Company which has resulted in contamination in excess of applicable federal, state or local limits or could require remediation under any Environmental Law. No underground storage tanks are located at any property now owned or leased by the Company. All above-ground storage tanks located on any property now owned or leased by the Company have been used and maintained in material compliance with all applicable legal requirements, and no leakage or spillage has occurred with respect to any such above ground storage tank.

(iv) The Company has not received any written notice that any property now or previously owned, operated or leased by the Company is listed or is proposed for listing on any registry of contaminated land sites or on any similar state or foreign list of sites requiring investigation or cleanup; and no Lien (other than Permitted Encumbrances) has been filed against either the personal or real property of the Company under any Environmental Law, regulation promulgated thereunder or order issued with respect thereto.

(v) No asbestos or asbestos-containing materials, manufactured mineral fiber materials or polychlorinated biphenyl building materials have been installed in any buildings currently owned or leased by the Company.

(vi) The Company has identified all chemical substances that must be registered under the European Union’s Registration, Evaluation and Authorization of Chemicals (REACH) Directive and all such chemical substances have been registered.

(vii) The Company has not received written notice of any events, conditions, circumstances, activities, practices, incidents or actions which may interfere with or prevent continued compliance by the Company with Environmental Laws, or which may give rise to any legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under applicable Environmental Laws.

(viii) Neither the Company nor any Seller has received from any Person any written notice, demand, claim or other communication with respect to the operations or any real property owned or leased by the Company claiming, asserting or notifying of any violation or alleged violation of any Environmental Laws or demanding payment, contribution, indemnification, remedial action, removal action, financial assurance or any other action or inaction with respect to any actual or alleged environmental damage, condition or event or injury to persons, property or natural resources.

(ix) The Company has truthfully and fully provided to Buyer, in writing, any and all material information relating to compliance with Environmental Laws or to environmental conditions in, on, under or from any real property owned or leased by the Company as of the date hereof that is known to the Company and that is contained in files and records of the Company, including but not limited to any reports related to Hazardous Substances in, on, under or from any real property and/or to the environmental condition of any real property owned or leased by the Company as of the date hereof.

(x) As used in this Agreement, the following terms shall have the following meanings:

The term “Environmental Law” means:

(1) The common law; and

(2) all laws, by-laws, statutes, regulations, rules, orders, instruments, decrees, directives, decisions, injunctions, rulings and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency whether of Ireland or the European Union or elsewhere having the force of law in Ireland and all approved codes of practice, relating to:

(a) the pollution of or damage to the environment (including the taking of preventive or remedial measures or the imposition of a liability, fine, or other sanction, whether civil or criminal); or

(b) the protection of the environment or of human health or safety or welfare; or

(c) the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, release, disposal, removal, remediation, abatement or clean-up of any Contaminant;

The term “Hazardous Substances” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, contaminants, hazardous wastes, hazardous substances, chemical substances, substances of very high concern, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any Environmental Laws.

The term “Release” includes but is not limited to any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances in the environment.

(o) Labor Relations; Employees.

(i) The Company has no dealings with any recognized unions and there are no collective agreements in place. No request has been made by any employee or otherwise for GMIL to recognize or negotiate with any trade union or other association to represent employees. There is no labor dispute or work stoppage pending or, to the Knowledge of Sellers, threatened against the Company. There is no unfair labor practice charge or complaint or other action against the Company pending or, to the Knowledge of Sellers, threatened before any local or foreign governmental authority or agency. During the past three years, there has been no labor strike or work stoppage actually pending or, to the Knowledge of Sellers, threatened against or affecting the Company, no question concerning representation is pending or, to the Knowledge of Sellers, threatened respecting employees of the Company, and no written grievance is pending. The Company has complied with all material legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. To the Knowledge of the Sellers, as of the date of execution of this Agreement, the Company has not received any notice of inspection or inquiry pursuant to the Safety Health in Industry Acts 1955 and 1980, or the Safety Health and Welfare at Work Act 2005 (“SHW Act”) and all regulations, directions, notices and orders made/served thereunder, and since September 7, 2007, has complied with any relevant codes of practice issued by the Health and Safety Authority pursuant to the SHW Act, except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Sellers, as of the date of execution of this Agreement, no executive or key employee of the Company has provided written notice of his or her intention to terminate employment with the Company or to terminate his or her employment upon or in connection with the transactions contemplated by this Agreement. To the Knowledge of the Sellers, as of the date of execution of this Agreement, no management employee of the Company and no group of employees of the Company has any plans to terminate his, her or their employment, and the Company has no present intention to terminate the employment of any employee. Except as set forth on Section 2.1(o)(i) of the Disclosure Schedule, there are no legal actions, proceedings, audits, investigations, charges, claims, complaints, or grievances that are pending or, to the Knowledge of the Sellers as of the date of execution of this Agreement, threatened respecting, involving, by or on behalf of, any applicant for employment, any current employee or any former employee, or other person performing services, or any class of the foregoing, whether in the form of claims in respect of employment discrimination, harassment, victimization, unfair/wrongful dismissal, breach of contract, unfair business practice, unfair labor practices, wages, work hours, tort, unfair competition or otherwise.

(ii) The Company has delivered or made available to Buyer or its Representatives: (A) true and complete copies (including all amendments thereto) of each pension, retirement, savings, deferred compensation, and profit-sharing plan (including any trust, custodial, recordkeeping, service or insurance agreements thereunder) and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, vacation policies, holiday pay policies, severance pay policies, sick or personal pay policies, incentive bonus programs, company car policies and service award policies, or other similar plans or arrangements, under which the Company has any current or future obligation or liability (the term “plan” shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to individually as a “Plan”); (B) [reserved]; (C) any correspondence from or to any other Governmental Authority during the last three (3) years relating to such Plan(s); (D) a list of all such Plan(s) and arrangements is set forth on the attached Section 2.1(o)(ii)(D) of the Disclosure Schedule; and (E) true and complete copies of each employment agreement with respect to individuals to which the Company is a party and amendments thereto (other than employment or similar agreements entered into with non-United States residents in the ordinary course of business in compliance with statutory requirements of the applicable laws of the country of such person’s residence or employment).

(iii) There are no lawsuits, actions, claims, investigations or legal or administrative or arbitration proceedings (other than routine claims for benefits) pending or, to the Knowledge of Sellers, threatened, with respect to any Plan. With respect to each Plan, all contributions (including employee salary reduction contributions) and all material insurance premiums that have become due have been or will be paid in accordance with past practice and applicable law. Each Plan which requires approval under the Taxes Consolidation Act, 1997 has been approved and to the Knowledge of Sellers no event or circumstance exists that would reasonably result in revocation of such approval.

(iv) There are no outstanding options for or awards related to Shares and no such options or awards, payments with respect to such options or awards, or rights to be granted such options or awards shall be outstanding upon the Closing.

(v) With respect to any Person who is a current or former employee or independent contractor of the Company, the purchase and sale contemplated hereunder will not by itself or in combination with the voluntary or involuntary termination of the employment or other relationship between such Person and the Company (without regard to whether such termination has occurred or may occur) (i) cause any Plan to increase benefits payable to such Person or his/her beneficiary, (ii) entitle such Person or his/her beneficiary to severance pay, unemployment compensation or any other payment, benefit or award from the Company, or (iii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due such Person or his/her beneficiary.

(vi) To the Knowledge of Sellers, the Company has complied with all of its obligations under the Pensions Act 1990 and each Plan which is subject to the Pensions Act has been operated in compliance with that Act.

(p) Brokers. No agent, broker, investment banker or other Person acting on behalf of the Sellers or under the authority of the Sellers is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

(q) Financial Statements.

(i) Sellers or their Representatives have delivered or made available to Buyer or its Representatives (x) audited balance sheets of the Company at September 30, 2007 and at December 31, 2008 and 2009, and the related audited statements of income, changes in shareholders’ equity, and cash flow for the fiscal years then ended (collectively the “Audited Financial Statements”), and (y) an unaudited, consolidating management report balance sheet of the Company at June 30, 2010 and the related unaudited statements of income, changes in shareholders’ equity, and cash flow of the Company for the six months then ended (collectively the “Current Financial Statements”), including in each case the notes thereto, contained in the unaudited, consolidating management reports for GMI, the Company Group and the Company.

(ii) The term “Financial Statements” shall refer collectively to the Audited Financial Statements and the Current Financial Statements. The term “Most Recent Balance Sheet” shall refer to the June 30, 2010 unaudited balance sheet of the Company, contained in the unaudited, consolidating management reports for GMI, the Company Group and the Company.

(iii) The Financial Statements and any notes thereto present fairly, in all material respects, the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified, all in accordance with Irish GAAP, except as otherwise disclosed in any notes to the Financial Statements and except, in the case of the Current Financial Statements, for normal year-end adjustments and the absence of notes.

(r) Accounts Receivable. Attached to Section 2.1(r) of the Disclosure Schedule is a list (the “Accounts Receivable List”) of all accounts receivable of the Company that are reflected on the Most Recent Balance Sheet (collectively, the “Accounts Receivable”), and any reserves shown on the accounting records of the Company relating to such Accounts Receivable. The Accounts Receivable represent valid receivables arising from sales actually made or services actually performed. Unless paid prior to the Closing Date, the Accounts Receivable are, and will be as of the Closing Date, current and collectible in full at their recorded amounts net of the respective reserves shown on the accounting records of the Company as of the Closing Date, as adjusted for operations and transactions through the Closing Date in the ordinary course of business.

(s) No Undisclosed Liabilities. To the Knowledge of the Sellers, the Company has no liabilities or obligations except for (i) liabilities or obligations reflected or reserved against in the Most Recent Balance Sheet or disclosed in any notes thereto, (ii) current liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet and (iii) liabilities or obligations which do not exceed $100,000 individually or $200,000 in the aggregate.

(t) No Indebtedness. Section 2.1(t) of the Disclosure Schedule sets forth a list of all Indebtedness of the Company which, as of no earlier than July 31, 2010, exceeds $100,000 individually or $250,000 in the aggregate. “Indebtedness” shall mean, with respect to the Company, at any time, without duplication (i) all indebtedness of the Company for borrowed money or for the deferred purchase price of property, (ii) all reimbursement and other obligations of the Company with respect to letters of credit, bankers’ acceptances and surety bonds, (iii) all obligations of the Company evidenced by notes, bonds, debentures or similar instruments, (iv) monetary obligations of the Company under any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks arising from fluctuations in interest rates, whether contingent or matured, (v) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets owned by the Company, and (vi) all guarantees of any of the foregoing.

(u) Insurance. The Seller Parties have provided or made available to Buyer or its Representatives all insurance contracts to which the Company is a party or receives coverage (or is otherwise a third-party beneficiary) under an insurance contract obtained by another entity within the GM Group or an affiliate thereof. Said insurance contracts are, to the Knowledge of the Sellers, valid, outstanding and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity regardless of whether enforcement is sought in a proceeding at law or in equity, and have not been terminated and all premiums owed thereunder have been paid by the Company when due. No notice of cancellation or termination has been received by the Company with respect to any such insurance contract, other than ordinary course notices of nonrenewal of policies for policies which are expiring by their terms. All such insurance contracts are sufficient for compliance with all legal requirements and all contracts by which the Company is bound.

(v) Suppliers; Raw Materials. Attached to Section 2.1(v) of the Disclosure Schedule is a list which sets forth (i) the names and addresses of all suppliers (including without limitation the Sellers and any Related Persons of the Sellers) from which the Company ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $150,000 or more during calendar year 2009 and (ii) the amount for which each such supplier invoiced the Company during such period. To the Knowledge of the Sellers, as of the date of execution of this Agreement, (A) the Company has not received any written notice that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Company, subject to general and customary price increases and (B) no supplier of the Company has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(w) Related Party Transactions. Except as set forth on Section 2.1(w) of the Disclosure Schedule, to the Knowledge of the Sellers, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced money to, or is owed money from, or borrowed any money from or entered into or been subject to any management, consulting or similar agreement with, any affiliate, officer, director, shareholder of the Company or any other member of the GM Group or any Related Persons of the Sellers, and no such Person has any claim or right (including, but not limited to any Lien) against the Company or any of their respective assets.

(x) Certain Payments. To the Knowledge of the Sellers, neither the Company nor any director, officer, agent, or other employee of the Company, or to the Knowledge of the Sellers, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, (D) in violation of any legal requirement, including without limitation the U.S. Foreign Corrupt Practice Act, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

(y) Products; Warranties. Except as set forth in Section 2.1(y) of the Disclosure Schedule, the Company has not made nor does it make any express warranties or guaranties outside of the ordinary course of business as conducted consistently with past practice on its own behalf as to goods sold or services provided. To the Knowledge of the Sellers, the Company has no liability under any warranty which (i) is in excess of reserves accrued therefor on the Financial Statements or (ii) would have a Material Adverse Effect.

(z) Data Protection.

(i) To the Knowledge of the Sellers, the Company has, as regards all personal data controlled and/or processed by it, complied in all material respects with all relevant requirements of the Data Protection Acts 1988 and 2003 (the “Data Protection Acts”), and has not committed any offence under the Data Protection Acts.

(ii) In the three years prior to the date of this Agreement the Data Protection Commissioner has not issued any enforcement notices, information notices or prohibition notices against the Company and the Company has not received any written notice from the Data Protection Commissioner alleging non-compliance by the Company with the Data Protection Acts and, to the Knowledge of the Sellers, no complaint has been made by an individual to the Data Protection Commissioner alleging non-compliance by the Company with the Data Protection Acts.

(iii) In the three years prior to the date of this Agreement the Company has not received notice and is not aware of any actual or threatened claim from an individual alleging non-compliance by the Company with any requirements of the Data Protection Acts and no individual has made a data access or other written request to the Company to establish the existence of personal data, to have their data rectified or erased or to have their name removed from a mailing list.

(iv) To the Knowledge of the Sellers, the Company’s data control and/or data processing systems and procedures are compatible in all material respects with the obligations, and comply in all material respects with the requirements, of the Data Protection Acts.

“Personal Data” has the same meaning as in the Data Protection Acts.

“Data Protection Commissioner” means the person referred to in section 9 of the Data Protection Acts.

(aa) Solvency.

(i) To the Knowledge of the Sellers, no order has been made or petition presented or resolution passed or proceedings or action taken or ground arisen for the winding up of the Company or for or with a view to appointing an examiner, receiver, administrator, trustee or other similar officer to the Company nor has any distress, execution, sequestration, attachment or other process been levied or entered upon or sued out in respect of the Company or against any property or asset of the Company.

(ii) To the Knowledge of the Sellers, the Company has not ceased payment of any debt nor is the Company insolvent or unable to pay its debts within the meaning of Section 214 of the Companies Act 1963 or Section 2 of the Companies (Amendment) Act 1990. To the Knowledge of the Sellers, no notice has been served on the Company under Section 214(a) of the Companies Act 1963 and no arrangement has been or is about to be entered into by the Company under Section 201 or Section 279 of the Companies Act 1963 and no encumbrance has taken possession or attempted to take possession of or exercised or attempted to exercise any power of sale in respect of the whole or any part of the undertaking, property, assets or revenues of the Company.

(bb) Competition Law. During the three year period immediately preceding the date hereof, the Company is not and has not been a party to, engaged in, any agreements, decisions, concerted practices, arrangements, understandings or activities which are prohibited or void or in breach of the Competition Act 2002, Articles 81 to 88 (inclusive) of the EC Treaty or legislation thereunder or any other applicable competition or anti-trust laws or which have or which ought reasonably to have been notified to the Competition Authority pursuant to the Competition Act 2002 or to the European Commission pursuant to Council Regulation (EC) No 139/2004. The Company is not the subject of any investigation or, to the Knowledge of the Sellers, threatened litigation by the Competition Authority or the Director of Public Prosecutions pursuant to the Competition Act 2002. During the three year period immediately preceding the date hereof, the Company has not committed any abuse, either alone or jointly with any other undertaking, of a dominant position within the European Union or Ireland or a substantial part of the European Union or Ireland.

(cc) Filing of Documents. All documents relating to the Company required to be filed with the Registrar of Companies pursuant to the Companies Acts or under any other statute or instrument in force have been duly filed up to date and all statutory records required to be kept by the Company have been properly kept.

(dd) Grants. The Company has not applied for, or received, or is not or will not be entitled to or is not or will not be the beneficiary of any grant, subsidy or financial assistance from any government department or agency, any local or other authority or any supranational agency, or is a party to any agreement with such department, agency or authority.

2.2. Representations and Warranties by Buyer. Each of MSA Ireland and MSA jointly and severally represents and warrants to the Sellers as follows:

(a) Organization, Standing and Power. MSA Ireland is a corporation duly organized and validly existing under the laws of the Republic of Ireland and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now being conducted. MSA is a corporation duly organized and validly existing and is in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now being conducted.

(b) Authority; Binding Agreement. Each of MSA Ireland and MSA has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each of MSA Ireland and MSA pursuant to all necessary corporate authorization and, assuming due authorization, execution and delivery by the other parties hereto, is the valid and legally binding obligation of each of MSA Ireland and MSA, enforceable against each of MSA Ireland and MSA in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

(c) Conflicts; Consents. Except as set forth on Schedule 2.2(c), neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor compliance by either Buyer with any of the provisions hereof will (i) conflict with or result in a breach of the charter or other constitutive documents of either Buyer, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any material agreement binding upon either Buyer, or (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to either MSA Ireland or MSA or their respective properties or assets. Except as set forth on Schedule 2.2(c), no consent or approval by, or any notification of or filing with, any public body or authority or any third party is required to be obtained at or prior to the Closing by either Buyer in connection with the execution, delivery and performance by either Buyer of this Agreement or the consummation of the transactions contemplated hereby.

(d) Investment Intent. With respect to Buyer and any designee of Buyer pursuant to Section 1.1(b) hereof, (i) each is acquiring its respective portion of the Shares for investment only and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”); and (ii) at the time such Person was offered said Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(e) Brokers. Except for Lazard, Freres & Co, no agent, broker, investment banker or other Person acting on behalf of either Buyer or under the authority of either Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

(f) Actions and Proceedings. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against either Buyer, which have or could have a material adverse effect on the ability of either Buyer to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of either Buyer, threatened against either Buyer, which have or could have a material adverse effect on the ability of either Buyer to consummate the transactions contemplated hereby.

ARTICLE III

COVENANTS OF THE PARTIES PRIOR TO CLOSING DATE

3.1. Expenses. The Sellers, on the one hand, and Buyer, on the other hand, shall each bear their own costs and expenses (including the expenses of their respective financial, legal, accounting, tax and other relevant representatives) incurred in connection with the transactions contemplated hereby, including any fees or commissions of any broker, agent, investment banker, or other Person engaged by such party. The Sellers will pay all of the fees and expenses of the Company, including any fees or commissions of any broker engaged by the Company, and any other representatives of the Company.

3.2. Conduct of Business.

(a) Until the Closing Date, except as otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed, conditioned or denied), the Sellers shall cause the Company to, and the Company shall, (i) use commercially reasonable efforts to operate only in the ordinary course of business consistent with past practice and (ii) use all commercially reasonable efforts to (A) preserve the current business and properties of the Company substantially in tact, (B) keep available the services of the current officers, employees, and agents of the Company, and (C) maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company. Sellers shall confer with Buyer concerning operational matters of a material nature, and otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

(b) Except as otherwise expressly permitted by this Agreement, and without limiting Section 3.2(a) above, between the date of this Agreement and the Closing Date, the Sellers shall not, and the Sellers shall cause the Company to not, take any affirmative action, or fail to take any commercially reasonable action within their control, the result of which would cause or be reasonably expected to cause a breach of the representations and warranties, or any one of them, set forth in Section 2.1 hereof (including but not limited to Section 2.1(h)) if such representations or warranties were made as of the Closing Date.

3.3. Further Assurances. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article IV hereof are satisfied, insofar as such matters are within the control of any of them. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any other party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

3.4. Access and Information; Contact with Customers and Suppliers. The Sellers shall cause the Company to, and the Company shall, permit Buyer and its representatives and agents to have access to the Company and their respective officers, counsel, auditors, books and records (except for materials subject to the attorney-client privilege), and the opportunity to investigate the Company's title to property and the condition and nature of its assets, business and liabilities, in each case upon reasonable notice and, during normal business hours, and in a manner so as not to interfere with the normal business operations of the Company. All information furnished by Sellers or the Company pursuant to this Section 3.4 or otherwise, shall be subject to the terms of Section 3.6. Prior to the Closing, Buyer and its representatives shall contact and communicate with the employees, customers, and suppliers of the Company in connection with the transactions contemplated hereby only with the prior consent of the Company.

3.5. Public Announcements. All general notices, releases, statements and communications to employees, suppliers, customers, the public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by the Sellers’ Representative and Buyer; provided, however, that any party may make a public announcement of the Acquisition, if such announcement is required to comply with any law or any rule or regulation of any securities exchange or securities quotation system (provided that Buyer and Sellers' Representative shall have the right to review and comment upon any such public announcement, notice, release, statement and communication prior to its issuance, distribution or publication).

3.6. Confidentiality. The terms of that certain Confidential Disclosure Agreement dated as of May 24, 2010 (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect to the extent provided therein, and all of the information provided or made available by a party to another party in connection with the transactions contemplated herein shall be deemed marked confidential and, therefore, protected under the Confidentiality Agreement. From and after the Closing Date, except to the extent disclosure is required by law, or in response to any governmental authority, or in connection with any claim relating to an alleged breach of this Agreement, each party shall maintain the confidentiality of all information obtained from the other party, its Representatives, members, owners, directors, executives and employees with respect to the other party or its owners that is not publicly available and shall use such information only for purposes reasonably related to this Agreement and the transactions contemplated hereby.

3.7. Employees. Sellers shall be responsible for and shall fully satisfy prior to Closing any payments of any cash, stock or other compensation or consideration payable on or prior to the Closing Date, which payments are triggered solely by the transactions contemplated by this Agreement, together with any associated liabilities, obligations or expenses with respect thereto, arising under any agreements or arrangements between the Company or any Seller, on the one hand, and any employee, agent or consultant of the Company, on the other hand, including any stay bonuses, employment agreements, equity agreements and change in control or similar agreements. To the extent the obligation to make any of the foregoing payments has not been fully satisfied by the Sellers prior to Closing, the Sellers covenant to promptly make such payment in accordance with the terms of the underlying agreements or arrangements.

3.8. Due Diligence. Buyer is, with the assistance of its attorneys and accountants, conducting an independent review of the Company, and the business, operations, assets, liabilities and financial condition of the Company, based, in part, on the information provided or made available to Buyer, and/or its Representatives by the Sellers and the Company. Notwithstanding such review, the Sellers agree that Buyer shall not be prevented from claiming or recovering against the Sellers for their breach of a representation, warranty or covenant contained herein as provided herein or under applicable law; provided that, except as otherwise set forth in Section 5.1(f), nothing in this Section 3.8 shall in any way effect the limitations to indemnification set forth in Section 5.1 and elsewhere in this Agreement.

3.9. Notification. Between the date of this Agreement and the Closing Date, the Seller Parties will promptly notify Buyer in writing (where appropriate, through updates to the Disclosure Schedule) of, and, if reasonably capable of being cured, shall use all commercially reasonable efforts to cure before the Closing, any fact, event, transaction, circumstance or condition, as soon as practicable after it becomes Known to the Seller Parties after the date of this Agreement, that causes or constitutes (or would cause or constitute) (except as expressly contemplated by this Agreement) a misrepresentation in or breach of any of the representations and warranties of the Sellers contained in this Agreement. During the same period, each Seller Party will promptly notify Buyer of the occurrence of any breach of any covenant of the Sellers or the Company in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article IV impossible or unlikely.

3.10. No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article VII:

(a) the Sellers will not, and will cause the Company not to, directly or indirectly, through any representative or otherwise, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Company, its or their ownership interests, its or their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, business combination or similar transaction involving the Company (other than assets sold in the ordinary course of business consistent with past practices); and

(b) the Sellers will immediately notify Buyer regarding any contact between any Seller or their representatives of which the Sellers become aware and any other Person regarding any such offer or proposal or any related inquiry.

3.11. Sellers’ Representative.

(a) Each Seller hereby irrevocably makes, constitutes and appoints Joseph A. Sperske as his, her or its exclusive agent and true and lawful attorney-in-fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to: (i) make all decisions relating to the determination of the Actual Closing Date Working Capital Amount; (ii) make all decisions relating to the distribution of any amounts payable or distributable to the Sellers hereunder; (iii) execution and delivery, on behalf of Sellers, of the Escrow Agreement and any other document required by this Agreement; (iv) receipt of payments hereunder and under the Escrow Agreement and the disbursement thereof to the Sellers and others; (v) receipt and forwarding of notices and communications pursuant to this Agreement and the Escrow Agreement; (vi) administration of this Agreement and the Escrow Agreement, including the resolution of any dispute or claim; (vii) the resolution, settlement, or compromise of any claim for indemnification asserted against Sellers pursuant to Section 5.1(a); (viii) asserting, on behalf of the Sellers, claims for indemnification under Section 5.1(b) and resolving, settling or compromising all such claims; (ix) consent or agree to any amendment to this Agreement, or waiver of any of its terms and conditions; and (x) take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Seller or other Person under any circumstance.

(b) Buyer and the Escrow Agent shall be fully protected in dealing with the Sellers’ Representative under this Agreement and may rely upon the authority of the Sellers’ Representative to act as agent of the Sellers. Any payment by Buyer to the Sellers’ Representative under this Agreement shall be considered a payment by Buyer to the Sellers. The appointment of the Sellers’ Representative is coupled with an interest and shall be irrevocable by any Seller in any manner and for any reason. This power of attorney shall not be affected by the disability or incapacity of the principal pursuant to any applicable law.

(c) The Sellers’ Representative acknowledges that the Sellers’ Representative has carefully read and understands this Agreement, hereby accepts such appointment and designation, and represents that he will act in his capacity as Sellers’ Representative in strict compliance with and conformance to the provisions of this Agreement.

(d) The Sellers agree that in the event Mr. Sperske or his successor refuses to serve, or is no longer capable of serving, as the Sellers’ Representative, the Sellers shall appoint another person to serve as the Sellers’ Representative by a vote of the Sellers who held a majority of the outstanding shares of the Company prior to the Closing. Each of the Sellers agrees that Mr. Sperske or his successor may be removed from serving as the Sellers’ Representative by a vote of the Sellers who held a majority of the outstanding shares of the Company prior to the Closing.

(e) Under no circumstances shall the Sellers’ Representative have any liability, under any fiduciary theory or otherwise, to the Sellers for any act or omission to act of the Sellers’ Representative in such capacity, unless the Seller asserting such liability is able to prove that the Sellers’ Representative was guilty of gross negligence or willful malfeasance. Each Seller shall, severally but not jointly and on a pro rata basis, indemnify, save and hold harmless the Sellers’ Representative from and against any and all costs, losses, liabilities, obligations, Damages, law suits, deficiencies, claims, demands and expenses, including, without limitation, attorneys’ fees incurred in connection with, arising out of, resulting from, or incident to any act or omission to act of the Sellers’ Representatives in his capacity as such, except to the extent caused by the willful misconduct, gross negligence or bad faith of the Sellers’ Representative.

3.12. Consents. The Sellers shall cause the Company to, and the Company shall, and Buyer shall, use commercially reasonable efforts to obtain, prior to the Closing, all waivers, consents, terminations and approvals listed on Section 2.1(d) of the Disclosure Schedule or otherwise required to consummate the transactions contemplated hereby. All such waivers, consents, terminations and approvals shall be in writing and in form and substance reasonably satisfactory to Buyer, and executed counterparts shall be delivered to Buyer promptly after receipt, but in no event later than Closing. In any case where a waiver, consent, termination or approval has not been obtained prior to Closing, the Sellers’ Representative shall assist Buyer after Closing in every reasonable effort to obtain such waiver, consent, termination or approval.

3.13. Tax Matters.

(a) During the period from the date hereof to the Closing Date: The Sellers shall not, and shall cause the Company to not, make any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse any accruals (except as required by a change in law or Irish GAAP); file any amended Tax returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for the Company, Buyer or its affiliates; and

(ii) The Sellers shall cause the Company to: (i) timely file all Tax returns required to be filed by it (taking into account any timely filed extensions of time to file same) and all such Tax returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable; and (iii) promptly notify Buyer of any income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to the Company and in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material Tax refund claims.

(b) The Sellers and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax returns of the Company relating to any Pre-Closing Period (as defined below) or Straddle Period (as defined below), including maintaining and making available to each other all records necessary in connection with Taxes of the Company relating to any Pre-Closing Period or Straddle Period, and in resolving all disputes and audits with respect to all such Pre-Closing Periods and Straddle Periods. Buyer recognizes that the Sellers may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date, Buyer shall, and shall cause the Company to, retain and maintain such records and information until the later of (i) seven (7) years following the Closing Date or (ii) the applicable statute of limitations with respect to the Tax for which such records or information relate, and allow the Sellers (and their agents and representatives) to inspect, review and make copies of such records and information as the Sellers or their agents and representatives reasonably request from time to time during normal business hours and after appropriate prior notification. For purposes of this Agreement, (i) “Pre-Closing Period” means any taxable period ending on or before the Closing Date; and (ii) “Straddle Period” means any taxable period beginning before and ending after the Closing Date.

(c) The Sellers shall, at the Sellers’ cost and expense, prepare, or cause to be prepared all Pre-Closing Period Tax Returns (as defined below) required to be filed by or on behalf of the Company. All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable law. The Sellers shall deliver or cause to be delivered drafts of all such Pre-Closing Period Tax Returns to Buyer for its review at least thirty (30) days prior to the due date of any such Pre-Closing Period Tax Return; provided, however, that such drafts of any such Pre-Closing Period Tax Return shall be subject to Buyer's review and approval, which shall not be unreasonably withheld, conditioned or delayed; provided that, notwithstanding the foregoing, the Company’s Pre-Closing Period Tax Return on Form CT1 for Ireland which is due September 22, 2010 and Form 46G which is due on September 30, 2010, shall be submitted to Buyer for its review as soon as reasonably practicable between the date hereof and such applicable due date. If Buyer disputes any item on such Pre-Closing Period Tax Return, it shall notify the Sellers (by written notice within fifteen (15) days of receipt of such draft of such Pre-Closing Period Tax Return) of such disputed item (or items) and the basis for its objection. If Buyer does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Pre-Closing Period Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 3.13. Buyer and the Sellers shall act in good faith to resolve any dispute prior to the due date of any such Pre-Closing Period Tax Return. If Buyer and the Sellers cannot resolve any disputed item, the item in question shall be resolved by the Working Capital Firm in accordance with the provisions of this Section 3.13, whose determination shall be final and conclusive for purposes of this Section 3.13, absent manifest error. Without limitation, each Party may submit data and information to the Working Capital Firm as such Party deems appropriate. The Working Capital Firm shall be instructed to use every reasonable effort to complete its services within fifteen (15) calendar days after submission of the dispute to it and in any case, as soon as practicable after such submission. The fees and expenses of the Working Capital Firm shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers. The Sellers shall timely file all such Pre-Closing Period Tax Returns; provided, however, if any such Pre-Closing Period Tax Return (as defined below) is filed after the Closing and the Sellers are not authorized to execute and file such Pre-Closing Period Tax Return by applicable law, Buyer shall execute and file (or cause to be filed) such Pre-Closing Period Tax Return (as finally determined pursuant to this Section 3.13) with the appropriate taxing authority. The Sellers shall pay all Pre-Closing Taxes ( as defined below) due and payable in respect of all Pre-Closing Period Tax Returns of the Company only to the extent that such Pre-Closing Taxes due exceed the reserves for such Taxes reflected in the Financial Statements; provided, however, that if (i) any Pre-Closing Period Tax Return is due after the

Closing and is to be filed (or caused to be filed) by Buyer, the Sellers shall pay (in immediately available funds) to Buyer the amount of all Pre-Closing Taxes in excess of said reserves on the Financial Statements with respect of such Pre-Closing Period Tax Return (determined pursuant to this Section 3.13) no later than three (3) Business Days prior to the earlier of the date such Pre-Closing Period Tax Return is filed or the due date of such Pre-Closing Period Tax Return. Amounts required to be paid by the Sellers pursuant to this Section 3.13 that are not paid on or prior to the date specified herein shall accrue interest at the simple rate of eight percent (8%) per annum until paid in full. In the event that such Pre-Closing Period Tax Return reflects any refund, the provisions of Section 3.13(h) (dealing with refunds) shall control. For purposes of this Agreement, (i) “Pre-Closing Period Tax Return” means any Tax return relating to a Pre-Closing Period and (ii) “Pre-Closing Taxes” mean (A) any and all Taxes of or imposed on the Company for any and all Pre-Closing Periods, (B) any and all Taxes of or imposed on the Company for any and all portions of Straddle Periods ending on the day immediately preceding the Closing Date, (C) any and all Taxes of or imposed on the Company as a result of transferee, successor or similar liability or pursuant to any law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring before the Closing Date, and (D) any and all Transfer Taxes required to be paid by the Sellers pursuant to this Agreement.

(d) Buyer shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns (as defined below) required to be filed by the Company. All Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable law. Buyer shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to the Sellers for their review at least forty-five (45) days prior to the due date of any such Straddle Period Tax Return and shall notify the Sellers of Buyer’s calculation of the Sellers’ share of the Taxes of the Company for such Straddle Period (determined in accordance with Section 3.13(f)); provided, however, that such drafts of any such Straddle Period Tax Returns and such calculations of the Sellers’ share of the Tax liability for such Straddle Period shall be subject to the Sellers’ review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If the Sellers dispute any item on such Straddle Period Tax Return, they shall notify Buyer (by written notice within thirty (30) days of receipt of such Straddle Period Tax Return and calculation) of such disputed item (or items) and the basis for their objection. If the Sellers do not object by written notice within such period, such draft of such Straddle Period Tax Return and calculation of the Sellers’ share of the Taxes for such Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 3.13. Buyer and the Sellers shall negotiate in good faith to resolve any such dispute prior to the due date of such Straddle Period Tax Return. If Buyer and the Sellers cannot resolve any disputed item, the item in question shall be resolved by the Working Capital Firm, whose determination shall be final and conclusive for purposes of this Section 3.13, absent manifest error. Without limitation, each party may submit data and information to the Working Capital Firm as such party deems appropriate. The Working Capital Firm shall be instructed to use every reasonable effort to complete its services within fifteen (15) calendar days after submission of the dispute to it and in any case, as soon as practicable after such submission. The fees and expenses of the Working Capital Firm shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers. No later than three (3) Business Days prior to the earlier of the date a Straddle Period Tax Return of the Company is filed or the due date of such Straddle Period Tax Return, the Sellers shall pay

(in immediately available funds) to Buyer the amount of all Pre-Closing Taxes required to be paid with respect to such Straddle Period Tax Return (determined pursuant to this Section 3.13(d)) only to the extent that such Pre-Closing Taxes exceed the reserves for such Taxes on the Financial Statements. Amounts required to be paid by the Sellers to Buyer pursuant to this Section 3.13(d) that are not paid on or prior to the date specified herein shall accrue interest at the simple rate of eight percent (8%) per annum until paid in full. In the event that such Straddle Period Tax Return reflects any refund, the provisions of Section 3.13(h) (relating to refunds) shall control. For purposes of this Agreement, “Straddle Period Tax Return” means any Tax return relating to the Straddle Period.

(e) Buyer shall pay one hundred percent (100%) of all transfer, real property transfer, documentary, sales, use, stamp, duty, stock duty, recording and similar Taxes (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby (together, “Transfer Taxes”). Buyer shall be responsible for preparing and filing all Tax returns or other applicable documents in connection with all Transfer Taxes, to the extent permitted by applicable law, provided, however, that the Sellers shall cooperate with Buyer in the preparation and filing of all Tax returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax returns, documents, and certificates as may be necessary or appropriate to file such Tax returns or establish an exemption from (or otherwise reduce) Transfer Taxes.

(f) To the extent permitted or required, the taxable year of the Company that includes the Closing Date shall close as of the beginning of the Closing Date. The parties agree that for purposes of this Section 3.13 and Section 2.1(i), all tax items, including without limitation, all items of income, deductions, gains, losses, or credits reportable on the Closing Date shall be allocated 100% to Buyer (including any tax elections made by Buyer that affect Closing Date tax items) and reported by Buyer on its post-Closing Tax Returns (including any Straddle Period Tax Returns) in a manner consistent with the principals set forth in the “next day” rule set forth in Treas. Reg. section 1.1502-76(b)(1)(ii)(B). For any taxable period of the Company that does not close on the Closing Date, the portion of any Taxes for a Straddle Period allocable to the portion of such Straddle Period ending at the end of the day on the day immediately preceding the Closing Date shall be deemed equal to: (A) in the case of Taxes that (i) are based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property, the amount which would be payable if the taxable year ended on (and included) the day immediately preceding the Closing Date; and (B) in the case of Taxes not described in 3.13(f)(A) (including Taxes imposed on a periodic basis (such as real property Taxes)), the amount of such Taxes for the entire period (or, in the case such Taxes are determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on (and including) the day immediately preceding the Closing Date and the denominator of which is the number of calendar days in the entire period.

(g) Tax Contests.

(i) Buyer shall deliver a written notice to the Sellers in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Company for which the Sellers may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed losses (including Taxes), if any (the “Tax Claim Notice”), provided, however, that the failure or delay to so notify the Sellers shall not relieve the Sellers of any obligation or liability that the Sellers may have to Buyer, except to the extent that the Sellers demonstrates that the Sellers are adversely prejudiced thereby.

(ii) With respect to Tax Contests for Taxes of the Company for a Pre-Closing Period, the Sellers may elect to assume and control the defense of such Tax Contest by written notice to Buyer within thirty (30) days after delivery by Buyer to the Sellers of the Tax Claim Notice. If the Sellers elect to assume and control the defense of such Tax Contest, the Sellers (i) shall bear their own costs and expenses, (ii) shall be entitled to engage their own counsel and (iii) may (A) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority, (B) either pay the Tax claimed or sue for refund where applicable law permits such refund suit or (C) contest, settle or compromise the Tax Contest in any permissible manner, provided, however, that the Sellers shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned), provided, further, that the Sellers shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Buyer (which consent may be withheld in the sole discretion of Buyer) if such settlement or compromise would reasonably be expected to adversely affect the Tax liability of Buyer or any of its affiliates (including the Company) for any Tax period ending on or after the Closing Date. If the Sellers elect to assume the defense of any Tax Contest, the Sellers shall (x) keep Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Buyer of any related correspondence, and shall provide Buyer with an opportunity to review and comment on any material correspondence before the Sellers send such correspondence to any taxing authority), (y) consult with Buyer in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as Buyer shall reasonably request, and Buyer shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable tax authorities regarding such Tax Contests).

(iii) In connection with any Tax Contest that relates to Taxes of the Company for a Pre-Closing Period that (i) the Sellers do not timely elect to control pursuant to Section 3.13(g)(ii) or (ii) the Sellers fail to diligently defend, such Tax Contest shall be controlled by Buyer (and the Sellers shall reimburse Buyer for all reasonable costs and expenses incurred by Buyer relating to a Tax Contest described in this Section 3.13(g)(iii) and the Sellers agree to cooperate with Buyer in pursuing such Tax Contest). In connection with any Tax Contest that is described in this Section 3.13(g)(iii) and controlled by Buyer, Buyer shall (x) keep the Sellers informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Sellers of any related correspondence and shall provide the Sellers with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any taxing authority), (y) consult with the Sellers in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Sellers shall reasonably request, and, at their own cost and expense, the Sellers shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable tax authorities regarding such Tax Contests).

(iv) In connection with any Tax Contest for Taxes of the Company for any Straddle Period, such Tax Contest shall be controlled by Buyer; provided, that Buyer shall not settle or compromise (or take such other actions described herein with respect to) any Tax Contest without the prior written consent of the Sellers, such consent not to be unreasonably withheld, conditioned or delayed. Buyer shall (x) keep the Sellers informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Sellers of any related correspondence and shall provide the Sellers with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any taxing authority), (y) consult with the Sellers in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Sellers shall reasonably request, and, at its own costs and expenses, the Sellers shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable tax authorities regarding such Tax Contests).

(v) Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 3.13(g).

(h) Buyer shall cause the Company to carry back any Tax attribute eligible for a carry back attributable to the Straddle Period. Buyer shall promptly notify the Sellers’ Representative of and pay (or cause to be paid) to the Sellers any refund of Taxes paid to the Company for any Pre-Closing Period actually received by the Company, as a result of such carryback to the extent such refund is attributable to the pre-Closing portion of the Straddle Period; provided, however, that the Sellers shall not be entitled to any refund that was taken into account for the purposes of calculating the Working Capital Amount. Buyer shall pay (or cause to be paid) the amounts described in the second sentence of this Section 3.13(h) within thirty (30) days after the actual receipt of the Tax refund giving rise to Buyer’s obligation to make payment hereunder with respect thereto. At the Sellers’ request, Buyer shall reasonably cooperate with the Sellers in obtaining any such refunds for which the Sellers are entitled pursuant to this Section 3.13(h), including through the filing of amended Tax Returns or refund claims as prepared by the Sellers, at the Sellers’ expense; provided, however, that any such amended Tax Return shall be prepared by the Sellers, the Sellers shall deliver or cause to be delivered drafts of any such amended Tax Return to Buyer for its review prior to the time such amended Tax Return may be filed and any such amended Tax Return shall be subject to the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that Buyer shall not be required to cooperate with the Sellers in obtaining such refunds (or, notwithstanding anything to the contrary contained herein, consent to the filing of such amended Tax Return) if such refund could reasonably be expected to adversely effect Buyer or the Company (or any of their respective affiliates) in any Straddle Period or Post-Closing Period.

(i) With respect to Post-Closing periods, notwithstanding anything to the contrary contained in this Agreement, Buyer in its sole discretion may make any Tax election provided for under TCA with respect to the Company.

(j) Buyer and Sellers agree to treat any amounts payable after the Closing by Sellers to Buyer (or by Buyer to Sellers) pursuant to this Agreement as an adjustment to the Purchase Price, unless a final determination by the appropriate taxing authority or court causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes; in which case any such amounts shall be subject to an additional gross-up payment to the extent required in order to reimburse the recipient for any taxes payable on the gross up payment.

3.14. Governmental Filings. Each party hereto agrees to, or in the case of the Sellers, agrees to cause the Company (to the extent required to), (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be amended from time to time (the “HSR Act”), if required, and any similar filing required by any other jurisdiction, including but not limited to the European Union, with respect to the transactions contemplated hereby promptly, but in no event more than five (5) business days, after the date of this Agreement, (B) make other required filings pursuant to other applicable law with respect to the transactions contemplated hereby as promptly as reasonably practicable, and (C) not extend any waiting period under the HSR Act or enter into any agreement with the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party(ies) hereto (which shall not be unreasonably withheld, conditioned or delayed). Each party shall supply as promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other applicable law and use its commercially reasonable efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable law as soon as possible. Buyer shall pay all required filing fees under the HSR Act and any other comparable foreign law or regulation.

3.15. Acknowledgment by Buyer. BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES BY THE SELLERS IN THIS AGREEMENT, INCLUDING THE DISCLOSURE SCHEDULE CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING WITHOUT LIMITATION ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE SELLERS.

3.16. Covenants of Messrs. Connolly and Lenihan. Messrs. Connolly and Lenihan covenant and agree that they shall use their commercially reasonable efforts to procure from PlanLife Trustee Services Limited T/A IFG Financial Services such documentation as shall be necessary or appropriate to effectuate the transfer of legal title to the Shares beneficially owned by them.

ARTICLE IV

CLOSING CONDITIONS

4.1. Conditions to Obligations of Buyer. The obligations of Buyer to perform this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of Sellers contained herein shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date, and except with respect to Section 2.1(h) as to changes that are permitted under Section 3.2), and Sellers shall have performed and complied with all covenants and agreements required to be performed or complied with by it on or prior to the Closing Date, except to the extent that the failure to comply with such covenant or agreement, individually or in the aggregate with other such failures, would not have a Material Adverse Effect on the Company.

(b) No Material Adverse Changes. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect.

(c) Sellers’ and Officer’s Certificate. Buyer shall have received a certificate of the Sellers’ Representative and an authorized officer of the Company, confirming the matters set forth in Section 4.1(a) and 4.1(b), in form and substance reasonably satisfactory to Buyer.

(d) Share Certificates and Corporate Records; Share Transfer Forms. Buyer shall have received: (i) all certificates representing the Shares (or declarations of lost certificates in form and substance reasonably acceptable to Buyer), (ii) the seal of the Company, (iii) the minute books, register and transfer records of the Company together with all other statutory registers required to be maintained by the Company, and (iv) evidence satisfactory to Buyer of the release or satisfaction of any Liens with respect to the Shares. Buyer shall have also received transfers of the Shares, duly executed by the registered holders thereof in favour of the Buyer (or in favour of such nominee(s) of the Buyer as the Buyer may nominate in accordance with Section 1.1(b).)

(e) Consents, Approvals, Etc. Buyer shall have received copies of all duly executed and delivered waivers, consents, amendments, terminations and approvals contemplated by Section 2.1(d) of the Disclosure Schedule, including any approval required to be obtained from any Governmental Authority, including but not limited to waiver, expiration or termination of the applicable waiting period under the HSR Act or similar filing under the European Union, all in form and substance reasonably satisfactory to Buyer.

(f) Secretary’s Certificates. Buyer shall have received a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, setting forth (i) the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement by the Company and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and (ii) a copy of the Memorandum and Articles of Association of the Company certified as being accurate, complete and in full force and effect on the Closing Date.

(g) Organizational Documents. Buyer shall have received a Companies Registration Office letter of status relating to the Company.

(h) No Orders or Proceedings. There shall be in effect no order, decree or injunction of a court of competent jurisdiction which either enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement, and no proceeding with respect thereto shall be pending or, to the Knowledge of the Sellers, threatened.

(i) Absence of Litigation. No litigation shall have been commenced, pending or, to the Knowledge of Sellers, threatened which seeks to enjoin, restrain or prohibit any of the parties hereto, or any of the affiliates, officers or directors of any of them, from consummating the transactions contemplated herein.

(j) Escrow Agreement. Buyer shall have received a copy of an Escrow Agreement, substantially in the form of Exhibit A duly executed by all of the parties thereto other than Buyer.

(k) Payments Under Equity or Employment Agreements. Buyer shall have received confirmation, satisfactory to Buyer, that any provisions contained in equity or employment agreements to which the Company is a party which are triggered by the transactions contemplated in this Agreement have been satisfied and that the Company and Buyer have no further obligation with respect such provisions. All outstanding options for Shares and other equity awards based upon or related to Shares shall be canceled, terminated and extinguished prior to the Closing, and no such options or awards shall be outstanding upon the Closing. Prior to the Closing, the Sellers shall take all actions, including without limitation, obtaining consents from the holders of any options for Shares and other equity awards based upon or related to Shares necessary to give effect to the cancellation, termination and extinguishment of such options and awards. There shall be no outstanding rights to be granted, and no payments shall be due with respect to, any option for Shares and/or equity awards based upon or related to Shares on or following the Closing.

(l) Forms W-9/W-8BEN. Each of the Sellers shall have duly executed, completed in accordance with the instructions thereto, and delivered to the Sellers' Representative a Form W-9 or IRS Form W-8BEN, as applicable, or such other similar form which is applicable to such Seller, and Buyer shall have received a copy of each such duly executed and completed form.

(m) [Reserved]

(n) Payment of Taxes. The Company shall have paid all Taxes (and associated costs and expenses) payable by the Company with respect to all time periods ending on or prior to December 31, 2009 and Buyer shall have received a signed statement to that effect from Sellers’ Representative.

(o) Related Party Transactions. With respect to each of the transactions listed on Section 2.1(w) of the Disclosure Schedule one or more of the following shall occur: (i) such transaction and each agreement relating thereto with respect to amounts owed to the Company (whether or not due on or before the Closing Date) shall have been paid in full, (ii) such transaction shall have been terminated on terms satisfactory to Buyer, or (iii) such transaction and each agreement relating thereto shall have been approved by Buyer in writing, including after any amendment requested by Buyer.

(p) Employment Agreements. Each employee set forth in Schedule 4.1(p) attached hereto with an asterisk (*) next to his or her name shall have executed and delivered to Buyer an employment agreement with the entity opposite each such person’s name in form and substance which is reasonably acceptable to Buyer and Sellers’ Representative, and two of the employees set forth in Schedule 4.1(p) attached hereto without an asterisk (*) next to his or her name shall have executed and delivered to Buyer an employment agreement with the entity opposite each such person’s name in form and substance which is reasonably acceptable to Buyer and Sellers’ Representative.

(q) Joinder Agreements. Each of the GMIL Joinder Sellers shall have duly executed and delivered to Buyer a joinder agreement (the “Joinder Agreement”) in the form of Exhibit B.

(r) Debt Amount. On the Closing Date, there shall be no long term indebtedness or any other amounts owed to financial institutions, not including any amounts related to such financial institutions’ underwriting of outstanding performance guarantees by the Company.

(s) Closing of Transactions. Contemporaneously with the Closing of the Acquisition, the Buyer, or its affiliates, shall close the Transaction with GMI and the Transaction with GMT.

(t) Good and Marketable Title. The Sellers must deliver to the Buyer the title deeds relating to each of the Properties and all ancillary documentation thereto including any landlord consents, planning and building regulation compliance documents.

(u) Resignation of Directors. The Sellers must procure that all of the Directors resign from their directorships in and offices of profit under and employment with the Company and deliver to the Buyer their written resignations under seal.

(v) Resignation of Secretary. The Seller must deliver to Buyer a letter of resignation under seal from the secretary of the Company.

(w) Resignation of Auditors. The Sellers must deliver to the Buyer the resignation of the existing auditors of the Company confirming that they have no claims of any kind against the Company and that no fees are due (whether currently or in the future) to them by the Company and containing a statement complying with the provisions of Section 185(2)(a) of the 1990 Act that there are no circumstances connected with their resignation which they consider should be brought to the attention of the members or creditors of the Company.

(x) Bank Mandates. The Seller must deliver to Buyer copies of all bank mandates of the Company together with copies of bank statements in relation to all bank accounts as at a date not earlier than the day immediately preceding the Closing and all cheque books of the Company in use and the cash book balances of the Company as at Closing with reconciliation statements reconciling such balances with the aforementioned bank statements.

(y) Meeting of the Board of Directors. Sellers must procure that a meeting of the board of directors of the Company is held at which, inter alia the share transfers are approved, such persons as the Buyer may nominate are appointed as directors, secretary and auditors of the Company with immediate effect, all existing mandates for the operation of bank accounts of the Company are revoked and new mandates are approved and adopted giving authority to such persons as the Buyer may nominate, the directors, secretary and auditors resignation are accepted and the registered office of the Company is changed to such place as Buyer may designate.

(z) Other Documents. Buyer shall have received such other certificates, documents or other information in connection with the transactions contemplated hereby as Buyer may reasonably request.

4.2. Conditions to Obligations of Sellers. The obligations of Sellers to perform this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived by the Sellers’ Representative:

(a) Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and Buyer shall have performed and complied with all covenants and agreements required to be performed or complied with by it on or prior to the Closing Date.

(b) Certificates. Sellers’ Representative shall have received a certificate of an authorized officer of Buyer confirming the matters set forth in Section 4.2(a), in form and substance reasonably satisfactory to Sellers’ Representative.

(c) Secretary’s Certificates. Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary of each Buyer, dated the Closing Date, setting forth (i) the resolutions of the Board of Directors of each Buyer authorizing the execution, delivery and performance of this Agreement by each Buyer, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, (ii) a copy of the Memorandum and Articles of Association of MSA Ireland certified as being accurate, complete and in full force and effect on the Closing Date, (iii) a copy of the Certificate of Incorporation and Bylaws of MSA certified as being accurate, complete and in full force and effect on the Closing Date, and (iv) a copy, certified by the Secretary of State (or similar Governmental Authority) of the jurisdiction of incorporation or organization of MSA.

(d) No Orders or Proceedings. There shall be in effect no order, decree or injunction of a court of competent jurisdiction which either enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement, and no proceeding with respect thereto shall be pending or threatened in writing.

(e) Absence of Litigation. No litigation shall have been commenced, pending or threatened which seeks to enjoin, restrain or prohibit any of the parties hereto, or any of the affiliates, officers, mangers or directors of any of them, from consummating the transactions contemplated herein.

(f) Consents, Approvals, Etc. Seller’s Representative shall have received copies of all duly executed and delivered waivers, consents, terminations and approvals contemplated by Schedule 2.2(c), including any approval required to be obtained from any Governmental Authority, including but not limited to waiver, expiration or termination of the applicable waiting period under the HSR Act or similar applicable law under the European Union, all in form and substance reasonably satisfactory to Seller’s Representative. Seller's Representative shall have received copies of all duly executed and delivered waivers, consents, terminations and approvals as contemplated by the Section 2.1(d) of the Disclosure Schedule, other than those items specifically indicated as not being subject to this condition of closing as to Buyer as designated with an asterisk (*) on the Section 2.1(d) of the Disclosure Schedule; provided that Seller shall only be permitted to deem this condition to closing to not be satisfied as to the requirements of this sentence to the extent that the failure to obtain any such waiver, consent, termination and approval could reasonably be expected to cause Damages to Seller equal to or greater than $250,000.

(g) Escrow Agreement. Sellers’ Representative shall have received a copy of an Escrow Agreement, duly executed by Buyer.

(h) Governmental Review. All applicable waiting periods (and any extensions thereof) under the HSR Act or similar applicable law under the European Union shall have expired or otherwise been terminated.

(i) Authorization. The Sellers shall have received all stockholder, member, director, manager and similar consents and waivers (including without limitation waivers of rights of first refusal, restrictions on transfer and similar rights or restrictions) with respect to Florucci Limited, Raybeam Limited, and the Company as necessary or reasonably advisable in connection with the transactions contemplated hereunder.

(j) Closing of Transactions. Contemporaneously with the Closing of the Acquisition, the Buyer, or its affiliates, shall close the transaction with GMI and the transaction with GMT, and Buyer, or its affiliates, shall have repaid in full all indebtedness owed to Union Bank (other than the standby letters of credit which shall remain in full force and effect on and after the Closing).

(k) Other Documents. Sellers’ Representative shall have received such other certificates, documents or other information in connection with the transactions contemplated hereby as Sellers’ Representative may reasonably request.

ARTICLE V

INDEMNITY

5.1. General.

(a) Sellers, (x) jointly and severally up to the Escrow Amount, (y) jointly and severally as to Raybeam, the Edwards Trust I, the Edwards Trust II, the Edwards Trust III and Denis Connolly for the amounts which are more than the Escrow Amount, and (z) severally in proportion to their relative share of the Purchase Price for amounts which are more than the Escrow Amount as to the other Sellers, shall indemnify and hold harmless Buyer and its affiliates and its and their respective former, present and future directors, officers, employees, shareholders and other agents and representatives (collectively, the “Buyer Indemnitees”) from and against any and all liabilities, judgments, claims, settlements, losses, damages (excluding, except as otherwise provided in this Article V, incidental, consequential, special, indirect, enhanced, and punitive damages), fees, Liens, Taxes, penalties, obligations and expenses (including reasonable attorney's fees and disbursements) (collectively, “Damages”) incurred or suffered by any such Buyer Indemnitee, directly or indirectly, as a result of, based upon, arising from or by reason of:

(i) any misrepresentation or breach of any representation or warranty of the Sellers contained in this Agreement,

(ii) any breach of any covenant of the Sellers contained in this Agreement, and/or any breach of any covenant of the Company contained in this Agreement prior to the Closing;

(iii) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Sellers (or any Person acting on their behalf) in connection with the purchase and sale of the Shares;

(iv) any Taxes payable by, assessed against or relating to (x) the Company for periods (or any portion thereof for a Straddle Period) prior to the Closing Date or (y) the Sellers, in either case which are in excess of the reserves for Taxes on the Financial Statements;

(v) any liability or obligation of the Company based upon the operations of the Company prior to the Closing, which liability or obligation is not otherwise included, reflected or reserved against in the unaudited balance sheet of the Company as of June 30, 2010 or disclosed in any notes thereto or disclosed on the Disclosure Schedules, except for (A) current liabilities, accruals and expenses incurred in the ordinary course of business since June 30, 2010, (B) product and service warranty claims arising under warranties issued by the Company in the ordinary course of business (but not including product recalls), and (C) as disclosed in this Agreement or the Disclosure Schedules; provided, however, this

Section 5.1(a)(v) shall terminate and be of no further force or effect upon the one year anniversary of the Closing Date and the Sellers shall have no further obligation or liabilities under this Section 5.1(a)(v); provided, that for the avoidance of doubt, the foregoing proviso shall not preclude Buyer from proceeding with any claims made by Buyer under the Escrow Agreement with respect to this Section 5.1(a)(v) prior to such one year anniversary;

(vi) any liability or obligation of the Company, any entity in the Company Group or GMI, based upon products manufactured or distributed or services provided by any of the Company, any entity in the Company Group or GMI, that were used in or relate to the Massey Upper Big Branch Coal Mine, including any liability related to the explosion at the Upper Big Branch Coal Mine on April 5, 2010, whether or not any issues related thereto are or have been disclosed to Buyer; provided, however, this Section 5.1(a)(vi) shall terminate and be of no further force or effect upon the two year anniversary of the Closing Date and the Sellers shall have no further obligation or liabilities under this Section 5.1(a)(vi); provided, that for the avoidance of doubt, the foregoing proviso shall not preclude Buyer from proceeding with any claims made by Buyer under the Escrow Agreement with respect to this Section 5.1(a)(vi) prior to such two year anniversary;

(vii) any claim by any Person that such Person is an owner of any interest in the Company to the extent that such interest was not specifically identified and disclosed to Buyer in Section 2.1(e) of the Disclosure Schedule hereof or any claim by any Person that such Person is entitled to additional consideration with respect to a prior sale or redemption of any interest held by such Person in the Company;

(viii) any Environmental Condition or violation of Environmental Law prior to the Closing Date in connection with any property now or previously owned or operated by the Company unless solely attributable to operations by Buyer at such property,

(ix) any environmental investigation, monitoring, cleanup or remediation at any property at which wastes generated by the Company prior to the Closing Date were transported, stored, disposed of, recycled, reclaimed or otherwise managed, and

(x) any payments of any cash, stock or other compensation or consideration payable on or prior to the Closing Date which payments are triggered in whole or in part by the transactions contemplated by this Agreement, arising under any agreements or arrangements between the Company or any Seller, on the one hand, and any employee, agent or consultant of the Company, on the other hand, to the extent such agreement or arrangement existed as of the Closing Date.

(b) Buyer shall indemnify and hold harmless the Sellers and their former, present and future directors, officers, employees, trustees, beneficiaries, shareholders and other agents and representatives (“Seller Indemnitees”) from and against any and all Damages incurred or suffered by any such Seller Indemnitee, directly or indirectly, as a result of, based upon, arising from or by reason of:

(i) any misrepresentation or breach of any representation or warranty of Buyer contained in this Agreement,

(ii) any breach of any covenant of Buyer (and, on and after the Closing Date, the Company) contained in this Agreement,

(iii) any liability or obligation of the Company which accrues or arises, based on the operations of the Company, after the Closing Date; and

(iv) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either MSA Ireland or MSA (or any Person acting on their behalf) in connection with the purchase and sale of the Shares.

(c) A party seeking indemnification under Article V of this Agreement shall be referred to as an “Indemnified Party” and a party from whom the indemnification is sought under Article V of this Agreement shall be referred to as an “Indemnifying Party”. No Indemnified Party will seek indemnification under Section 5.1(a)(i) or (v) or Section 5.1(b)(i), as the case may be, until the date on which all unreimbursed claims by parties entitled to indemnification under Section 5.1(a)(i) and (v), on the one hand, or Section 5.1(b)(i), on the other hand, exceed $320,000 in the aggregate (such amount, the “Deductible Amount”), in which case the Indemnified Party shall be entitled to indemnity only for the amount of its Damages exceeding the Deductible Amount. Notwithstanding the foregoing, an Indemnified Party may immediately seek reimbursement for the full amount of any Damages (i.e., without having to satisfy the Deductible Amount) for (i) claims under Section 5.1(a)(i) arising out of a breach of the representations and warranties contained in Sections 2.1(a), 2.1(e), 2.1(i), 2.1(n)(ii)-(x), and 2.1(o)(ii)-(vi) (the “Core Representations”) and (ii) claims arising out of or relating to fraud or willful misconduct. The aggregate liability of either Buyer, on the one hand, or the Sellers, on the other hand, for indemnification under Sections 5.1(a)(i), (v) and (vi) or Section 5.1(b)(i), as the case may be, shall not exceed the aggregate of the Escrow Amount, except that claims arising out of a breach of the Core Representations shall not be subject to the Escrow Amount cap. For any breach of the representations and warranties contained in Sections 2.1(i), 2.1(n)(ii)-(x), and 2.1(o)(ii)-(vi) (collectively, the “Special Representations”), the Buyer Indemnitees shall be entitled to receive indemnification for all Damages for any and all breaches up to a maximum aggregate liability of the Sellers equal to fifty percent (50%) of the Purchase Price. For any breach of the representations and warranties contained in Sections 2.1(a) and 2.1(e) (collectively, the “Fundamental Representations”), the Buyer Indemnitees shall be entitled to receive indemnification for all Damages for any and all breaches up to a maximum aggregate liability of the Sellers equal to one hundred (100%) of the Purchase Price. The maximum aggregate liability of the Sellers under Section 5.1(a) shall be one hundred percent (100%) of the Purchase Price.

(d) To the extent an indemnification claim arises under this Article V as a result of a third-party claim against an Indemnified Party, the Damages shall be deemed to include incidental, consequential, special, indirect, enhanced and punitive damages to the extent claimed by a third party against an Indemnified Party.

(e) For the avoidance of doubt, any claim for indemnity pursuant to Sections 5.1(a)(ii), (iii), (iv) and (vi) through (x) shall not be subject to the Deductible Amount limitation set forth in Section 5.1(c).

(f) Notwithstanding any provision contained herein to the contrary (including without limitation the Sellers’ failure to disclose any matter required to be disclosed on any Disclosure Schedule required hereunder), the parties agree that (1) no representation or warranty of the Sellers contained in this Agreement shall be deemed to be untrue or incorrect, and the Sellers shall not be deemed to be in breach thereof, and no Buyer Indemnitee shall be entitled to indemnification hereunder with respect to any such breach, and (2) no indemnification obligation shall be triggered under Section 5.1(a)(v), if in either case Buyer, its affiliates or any of their respective employees had actual knowledge with respect to any such undisclosed matter or that any representation or warranty was untrue or incorrect, but only if such knowledge was obtained by such Person pursuant to information or data contained in any report, written analysis or other documentation prepared for or at the request of Buyer (or its affiliates) by Deloitte or any other third-party consultant or advisor (excluding Buyer’s outside legal counsel, Reed Smith) in connection with Buyer’s due diligence investigation relating to the transactions contemplated hereby.

5.2. Procedures for Indemnification.

(a) If an Indemnified Party shall claim to have suffered Damages for which indemnification is available under Section 5.1(a) or 5.1(b), as the case may be (for purposes of this Section 5.2, regardless of whether such Indemnified Party is entitled to receive a payment in respect of such claim by virtue of Section 5.1(c)), the Indemnified Party shall notify the Indemnifying Party in writing of such claim as promptly as practicable, which written notice shall describe the nature of such claim in reasonable detail, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party); provided, that the failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability to the Indemnified Party hereunder except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice. In the case of a claim by a Buyer Indemnitee, such written notice shall be provided by the Indemnified Party to the Sellers’ Representative, with a copy provided to the Escrow Agent. In the event that within thirty (30) days after the receipt by the Indemnifying Party of such a written notice from the Indemnified Party, the Indemnified Party shall not have received from the Indemnifying Party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the Indemnifying Party following receipt by the Indemnifying Party (and, in the case of a claim by a Buyer Indemnitee, the Escrow Agent) of a written notice from the Indemnified Party to such effect.

(b) If within the thirty (30) day period described in paragraph (a) above the Indemnified Party (and, in the case of claim by a Buyer Indemnitee, the Escrow Agent) shall have received from the Indemnifying Party a written notice setting forth the Indemnifying Party’s objections to such claim and the Indemnifying Party’s reasons for such objection, then Buyer and the Sellers’ Representative shall negotiate in good faith for a period of ten (10) Business Days from the date the Indemnified Party receives such objection (such period is hereinafter referred to as the “Negotiation Period”). After the Negotiation Period, if Buyer and the Members’ Representative still cannot agree on the claim, Buyer and the Members’ Representative shall follow the procedures set forth in Section 8.10 below with respect to the resolution of such matter.

(c) Upon determination of the amount of a claim that is binding on both the Indemnifying Party and the Indemnified Party, the amount of such claim shall be paid within ten (10) business days of the date such amount is determined. If the Indemnifying Party responsible for payment of such claim is Buyer, such payment shall be made by wire transfer to the Sellers’ Representative, who shall be responsible for distributing any such payment by Buyer to accounts of the Sellers in accordance with their respective percentages opposite the Sellers’ names on Section 2.1(e) of the Disclosure Schedule. If the Indemnifying Party responsible for payment of such claim is a Seller, such payment shall be made in accordance with this Article V including Section 5.5 below.

5.3. Procedures for Third Party Claims.

(a) Any Indemnified Party seeking indemnification pursuant to this Article V in respect of any legal proceeding, action, claim or demand instituted by a third Person (a “Third Party Claim”) shall give the Indemnifying Party from whom indemnification with respect to such claim is sought (i) prompt written notice (but in no event more than fifteen (15) days after the Indemnified Party acquires knowledge thereof) of such Third Party Claim and (ii) copies of all documents and information relating to any such Third Party Claim within fifteen (15) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party of any liability to the Indemnified Party hereunder except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnified Party’s failure to give such notice or provide such copies.

(b) The Indemnifying Party shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims that are included in any Third Party Claim) from receipt of the notice contemplated in Section 5.3(a) to notify the Indemnified Party whether or not the Indemnifying Party will, at its sole cost and expense, defend the Indemnified Party against such claim. If the Indemnifying Party timely gives notice that it intends to defend the Third Party Claim, it shall have the right, except as hereafter provided, to defend against, negotiate, settle or otherwise deal with the Third Party Claim and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, so long as the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Indemnifying Party may not enter into a settlement of any such Third Party Claim without the consent of the Indemnified Party, which consent shall be not unreasonably withheld, unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party; and provided further that, in the event the Indemnifying Party does not agree in writing to accept the defense of, and assume all responsibility for, such Third Party Claim as provided above in this Section 5.3(b), then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third Party Claim in such manner as the Indemnified Party deems appropriate, in its sole discretion, and the Indemnified Party shall be entitled to indemnification therefor from the Indemnifying Party to the extent provided under this Article V.

5.4. Insurance. The amount of any claim by an Indemnified Party for indemnification pursuant to this Article V shall be computed net of (a) insurance proceeds received by such Indemnified Party on account of such claim and (b) aggregate amounts covered or reasonably recoverable under any indemnity agreement, contribution agreement, or other contract (other than this Agreement and the agreements relating hereto) between the Indemnified Party, on the one hand, and any third party, on the other hand.

5.5. Escrow; Release of Escrow Amounts. For a period of two (2) years beginning on the Closing Date (the “Escrow Period”), the Escrow Amount shall be held by the Escrow Agent pursuant to the Escrow Agreement. To the extent that indemnification claims, if any, become payable by the Sellers under the provisions of Section 5.1 of this Agreement, the parties will satisfy those claims using the Escrow Amount. Upon expiration of the Escrow Period, any Escrow Amount which remains in said escrow and is not subject to an outstanding claim made prior to such expiration by Buyer shall be released by the Escrow Agent to the Sellers pursuant to the Escrow Agreement.

5.6. Adjustments. Any indemnification payments made under this Article V shall be considered an adjustment to the Purchase Price, subject to Section 3.13(j).

5.7. Remedies. The foregoing indemnification provisions shall be the sole and exclusive remedy for the matters set forth in Article V, and no party shall have any cause of action or remedy at law or in equity for breach of contract, rescission, tort or otherwise against any other party arising under or in connection with this Agreement, except in the case of fraud, and except with respect to claims under Section 3.6 and Sections 6.1 through 6.4, in which case each of the parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including without limitation, any rights for specific performance and/or injunctive or other equitable relief.

5.8. Mitigation. Buyer agrees that in the event of any breach giving rise to an indemnification obligation of Sellers hereunder, Buyer shall take, or cooperate with Sellers, if so requested by the Sellers’ Representative, in order to take, all reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent liability from becoming an actual liability).

ARTICLE VI

POST CLOSING COVENANTS

6.1. Restrictions on Competition. Each Seller identified on Schedule 6.1 hereto covenants and agrees that during the period commencing on the Closing Date and for a period of two (2) years following the Closing Date (except as otherwise set forth in such Schedule 6.1), such Seller shall not, and shall cause its affiliates not to, either directly or indirectly undertake or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any Person engaged in, any business involving the provision of products or services which are the same as, similar to or in competition with the business of the Company and its affiliates in the Republic of Ireland and any country in which the Company and its affiliates has sold products or services or had conducted business at any time during the last two (2) years immediately prior to the Closing Date. For the avoidance of doubt, the applicable period under this Section 6.1 for Don Edwards, Stasia Edwards Mate and Shannon Edwards Honarvar shall also be a two (2) year period.

6.2. Non-Solicitation of Customers. Each Seller identified on Schedule 6.2 hereto agrees that for two (2) years following the Closing Date (except as otherwise set forth in such Schedule 6.2), such Seller shall not, and shall cause its affiliates not to, directly or indirectly, solicit the trade of, or trade with, any customers or prospective customers of Buyer or its affiliates (including the Company, and the rest of the GM Group). For the avoidance of doubt, the applicable period under this Section 6.2 for Don Edwards, Stasia Edwards Mate and Shannon Edwards Honarvar shall also be a two (2) year period.

6.3. Non-Solicitation of Employees. Each Seller identified on Schedule 6.3 hereto agrees that for two (2) years following the Closing Date (except as otherwise set forth in such Schedule 6.3), such Seller shall not, and shall cause its affiliates not to, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of Buyer or its affiliates (including the Company, and the rest of the GM Group) to leave for any reason whatsoever; provided that general advertisements for employment not specifically targeted employees of Buyer or its affiliates shall not be deemed to violate this Section 6.3. For the avoidance of doubt, the applicable period under this Section 6.3 for Don Edwards, Stasia Edwards Mate and Shannon Edwards Honarvar shall also be a two (2) year period.

6.4. Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Sections 6.1, 6.2 and 6.3 shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remaining provisions of this Agreement. If any provision or provisions of such sections shall be deemed illegal, invalid or otherwise unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof to render it valid and enforceable.

6.5. 50th Anniversary Celebration. Buyer agrees to honor the General Monitors brand and its 50th Anniversary by holding a proper celebration commensurate with such milestone on or before February 1, 2012 and to maintain the intrinsic value of the General Monitors brand at least through such date.

6.6. Real Estate. The parties shall cooperate in good faith with respect to any real estate filings which must be made pursuant to the transactions contemplated in this Agreement.

6.7. Products Liability Coverage. For a period of six (6) years following the Closing Date, Buyer hereby agrees to maintain products liability insurance coverage with respect to the products and services of the Company (regardless of whether sold before or after the Closing) upon such terms, conditions, and levels as are at least equal to the coverage historically maintained by the Company under the policies listed on Schedule 6.10 hereto.

6.8. Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices all data and records relating to the operations of the Company, and Buyer shall provide each Seller and their respective Representatives reasonable access to said data and records, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by any Seller in such notice.

6.9. Transfers to be Stamped. After the Closing Date, the Buyer will promptly deliver to the Revenue Commissioners the stock transfer forms referred to in Section 4.1(d) of this Agreement for assessment of stamp duty, or otherwise engage with the Revenue Commissioners through the e-stamping process in relation to such transfers, and will promptly pay the duty assessed.

ARTICLE VII

TERMINATION

7.1. Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Sellers’ Representative if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

(b) (i) by Buyer if satisfaction of any of the conditions in Section 4.1 is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement); or (ii) by Sellers’ Representative if satisfaction of any of the conditions in Section 4.2 is or becomes impossible (other than through the failure of any Seller to comply with their obligations under this Agreement);

(c) by mutual consent of Buyer and Sellers; or

(d) Buyer may terminate this Agreement by giving written notice to the Sellers’ Representative at any time prior to the Closing in the event (A) Sellers have within the then previous ten (10) business days given Buyer any notice pursuant to Section 3.9 above and (B) the event, disclosure, condition, and/or development that is the subject of the notice has had a Material Adverse Effect on the Company; or

(e) by either Buyer or Sellers’ Representative if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 30, 2010, or such later date as Buyer and Sellers’ Representative may mutually agree upon.

7.2. Effect of Termination. Each party's right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 3.1 and 3.6 will survive; and there shall be no liability on the part of any party hereto to any other party except for (a) willful breaches of this Agreement prior to the time of such termination and (b) in the case of Buyer, its failure to obtain sufficient financing for the consummation of the transactions contemplated hereby.

ARTICLE VIII

MISCELLANEOUS

8.1. Payments to the Buyer. All sums payable by the Sellers to the Buyer under this Agreement shall be paid free and clear of all deductions and/or withholdings save only as may be required by law.

8.2. Entire Agreement. This Agreement, together with the Annex, Schedules and Exhibits hereto and the other agreements contemplated herein, contains the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements or understandings among the parties.

8.3. Descriptive Headings; Certain Interpretations.

(a) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(b) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” and “either” are not exclusive and “include” and “including” are not limiting; (iii) a reference to any agreement or other contract includes schedules and exhibits thereto and permitted supplements and amendments thereof; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a Person includes its permitted successors and assigns; and (vi) a reference in this Agreement to an Article, Section, Annex, Exhibit or Schedule is to the Article, Section, Annex, Exhibit or Schedule of this Agreement.

(c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.4. Notices. All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt), by reputable overnight or international courier (charges prepaid), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Buyer, to:

Mine Safety Fifty Ireland Limited

c/o Mine Safety Appliances Company

P.O. Box 426

Pittsburgh, PA 15230

Facsimile:  (412) 967-3309

Attention:  General Counsel

with a copy to:

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222

Facsimile:  (412) 288-3063

Attention:  Debra H. Dermody, Esq.

If to Sellers’ Representative or any Seller:

Joseph A. Sperske

215 Hidden Creek Drive

Auburn, CA 95603

Facsimile:  (530) 855-8684

Attention:  Joseph A. Sperske

and with a copy to (which copy shall not constitute proper or effective notice):

Bryan Cave LLP

3161 Michelson Drive, Suite 1500

Irvine, CA 92612

Facsimile:  (949) 437-8719

Attention:  Brett J. Souza, Esq.

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Each such notice, request or communication shall be effective when received; if given by reputable overnight courier, the next business day after deposit with the courier; or, if given by mail, when delivered at the address specified in this Section 8.4 or on the fifth business day following the date on which such communication is posted, whichever occurs first.

8.5. Counterparts. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission or portable document format (.pdf)), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.6. Survival. All covenants, representations, warranties, agreements and obligations of the parties in this Agreement shall survive the Closing. Except as provided below, the representations and warranties contained in this Agreement shall survive the Closing until the date which is twelve (12) months after the Closing Date. The Special Representations made by Sellers shall survive for a period equal to the statute of limitations applicable with respect to the claims underlying any breach of such representations or warranties plus sixty (60) days thereafter and the Fundamental Representations made by Sellers shall survive indefinitely without expiration. All covenants and other agreements shall survive the Closing without limitation by time.

8.7. Benefits of Agreement. No party may assign any of its rights under this Agreement without the prior consent of the other parties hereto, except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer. Subject to the preceding sentence, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

8.8. Amendments and Waivers. No modification, amendment or waiver, of any provision of, or consent required by, this Agreement, or any consent to any departure herefrom, shall be effective unless it is in writing and signed by the Buyer, the Sellers and the Sellers’ Representative. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

8.9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

8.10. Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Any Action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the courts of the State of California, County of Orange or the Commonwealth of Pennsylvania, County of Allegheny, or in the United States District Court for the Central District of California or Western District of Pennsylvania and each of the Parties consents to the non-exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

(b) THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

8.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.

8.12. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.13. Further Assurances. From time to time, at a party’s request and without further consideration, the other parties will execute and deliver to the requesting party such documents and take such other action as the requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

8.14. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and Damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

MINE SAFETY FIFTY IRELAND LIMITED

By:	/s/ Dennis L. Zeither
Name:	Dennis L. Zeither
Title:

MINE SAFETY APPLIANCES COMPANY

By:	/s/ Dennis L. Zeither
Name:	Dennis L. Zeither
Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signatures continued on next page]

Signature page to GMIL Stock Purchase Agreement

Present when the Common Seal of

RAYBEAM LTD

was affixed hereto:

Director Denis Connolly

/s/ Denis Connolly

Secretary Cecil Lenihan

/s/ Cecil Lenihan

SIGNED SEALED AND DELIVERED

by JOSEPH A. SPERSKE, as Sellers’ Representative

in the presence of:	Signature: /s/ Joseph A. Sperske

Witness:	Cielo Fox-Wilson

Address:	19055 Ravenhill Rd
Hidden Valley Lake, CA 95467

Occupation:

[Signatures continued on next page]

Signature page to GMIL Stock Purchase Agreement

SIGNED SEALED AND DELIVERED

by 1995 Edwards QSST Trust I

Trustee Joseph A. Sperske

in the presence of:	Signature: /s/ Joseph A. Sperske

Witness:	Cielo Fox-Wilson

Address:	19055 Ravenhill Rd
Hidden Valley Lake, CA 95467

Occupation:

SIGNED SEALED AND DELIVERED

by 1995 Edwards QSST Trust II

Trustee Joseph A. Sperske

in the presence of:	Signature: /s/ Joseph A. Sperske

Witness:	Cielo Fox-Wilson

Address:	19055 Ravenhill Rd
Hidden Valley Lake, CA 95467

Occupation:

SIGNED SEALED AND DELIVERED

by 1995 Edwards QSST Trust III

Trustee Joseph A. Sperske

in the presence of:	Signature: /s/ Joseph A. Sperske

Witness:	Cielo Fox-Wilson

Address:	19055 Ravenhill Rd
Hidden Valley Lake, CA 95467

Occupation:

Signature page to GMIL Stock Purchase Agreement

TO BE SIGNED PURSUANT TO JOINDER AGREEMENT

DENIS CONNOLLY

CECIL LENIHAN

Signature page to GMIL Stock Purchase Agreement

The following persons, intending to be legally bound hereby, join this Agreement for the purpose of agreeing to be individually bound by Sections 6.1, 6.2, 6.3 and 6.4 of this Agreement, and Sections 5.7 and Article VIII of this Agreement as they relate to such Sections 6.1, 6.2, 6.3 and 6.4 of this Agreement.

/s/ Don Edwards
Don Edwards

Signature page to GMIL Stock Purchase Agreement

The following persons, intending to be legally bound hereby, join this Agreement for the purpose of agreeing to be individually bound by Sections 6.1, 6.2, 6.3 and 6.4 of this Agreement, and Sections 5.7 and Article VIII of this Agreement as they relate to such Sections 6.1, 6.2, 6.3 and 6.4 of this Agreement.

/s/ Shannon Edwards Honarvar
Shannon Edwards Honarvar

Signature page to GMIL Stock Purchase Agreement

The following persons, intending to be legally bound hereby, join this Agreement for the purpose of agreeing to be individually bound by Sections 6.1, 6.2, 6.3 and 6.4 of this Agreement, and Sections 5.7 and Article VIII of this Agreement as they relate to such Sections 6.1, 6.2, 6.3 and 6.4 of this Agreement.

/s/ Stasia Edwards Mate
Stasia Edwards Mate

Signature page to GMIL Stock Purchase Agreement

EXHIBIT A

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is dated as of                     , 2010 and is by and among Mine Safety Appliances Company, a Pennsylvania corporation (“Buyer”), Joseph A. Sperske (the “Sellers’ Representative”), as agent for the persons and entities set forth on Schedule I hereto (collectively, the “Sellers”), and PNC Bank, National Association, as escrow agent (the “Escrow Agent”).

WHEREAS, (i) the holders of all of the membership interests (the “GMT Members”) in General Monitors Transnational, LLC, a Nevada limited liability company, (“GMT”), (ii) Joseph A. Sperske, as agent for the GMT Members, and (iii) Buyer, have entered into an Equity Purchase Agreement dated as of September 7, 2010 (the “GMT Purchase Agreement”);

WHEREAS, (i) General Monitors, Inc., a Nevada corporation (“GMI”), (ii) Joseph A. Sperske, as agent for GMI, (iii) the shareholders of GMI, (iv) Fifty Acquisition Corp., a Nevada corporation and (v) Buyer, have entered into an Asset Purchase Agreement dated as of September 7, 2010 (“GMI Purchase Agreement”);

WHEREAS, (i) all of the shareholders (the “GMIL Shareholders”) of General Monitors Ireland Limited, an Irish corporation (“GMIL”), (ii) Joseph A. Sperske, as agent for the GMIL Shareholders, (iii) Mine Safety Fifty Ireland Limited and (iv) Buyer, have entered into a Stock Purchase Agreement dated as of September 7, 2010 (the “GMIL Purchase Agreement”);

WHEREAS, Buyer or its affiliates are purchasing certain minority equity interests as follows: (i) the minority equity interests of Electrasem, LLC, a California limited liability company (“Electrasem”), pursuant to equity purchase agreements (the “Electrasem Purchase Agreements”) with the holders of such minority interests (the “Electrasem Minority Holders”); (ii) the minority equity interests of General Monitors Systems, LLC, a Nevada limited liability company (“GMS”), pursuant to equity purchase agreements (the “GMS Purchase Agreements”) with the holders of such minority interest (the “GMS Minority Holders”); and (iii) the minority shareholder interests of Gassonic A/S, a company organized under the laws of Denmark (“Gassonic”), pursuant to stock purchase agreements (the “Gassonic Purchase Agreements”) with the holders of such minority shares (the “Gassonic Minority Holders”)(the Electrasem Purchase Agreements, the GMS Purchase Agreements and the Gassonic Purchase Agreements are referred to herein collectively as the “Minority Purchase Agreements”);

WHEREAS, each of Mine Safety Fifty Ireland Limited and Fifty Acquisition Corp. are direct or indirect subsidiaries of the Buyer and each has authorized Buyer to act on their behalf under this Agreement;

WHEREAS, the GMT Purchase Agreement, the GMI Purchase Agreement, the GMIL Purchase Agreement, the Electrasem Purchase Agreements, the GMS Purchase Agreements and the Gassonic Purchase Agreements shall be referred to herein collectively as the “Purchase Agreements”;

WHEREAS, the GMT Members, GMI, the GMIL Shareholders, the Electrasem Minority Holders, the GMS Minority Holders and the Gassonic Minority Holders have agreed in their applicable Purchase Agreements to (i) indemnify and hold the purchasers under their respective agreements harmless from and against specified Damages and (ii) a working capital adjustment, and the Escrow Account (as defined below) shall be a source of payment for any and all such indemnity obligations or working capital adjustment payments under such Purchase Agreements, all as set forth in Section 3 of this Agreement;

WHEREAS, pursuant to the respective Purchase Agreements, Buyer or its subsidiaries shall deposit at Closing a portion of the Purchase Price with the Escrow Agent to secure the indemnification and working capital adjustment payment obligations of the Sellers under the Purchase Agreements, said amount to be held by the Escrow Agent subject to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreements.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, intending to be legally bound, the parties agree as follows:

Section 1. Appointment of Escrow Agent; Establishment of Escrow Account

(a) The Escrow Agent is hereby appointed as escrow agent hereunder and agrees to act on the terms and subject to the conditions hereinafter set forth.

(b) Simultaneously with the execution and delivery of this Agreement, Buyer and its subsidiaries shall deposit with the Escrow Agent the aggregate sum of $38,000,000 to be held in escrow by the Escrow Agent. The Escrow Agent accepts said funds and agrees to establish and maintain a separate account (the “Escrow Account”) therefor in its capacity as Escrow Agent pursuant to the terms of this Agreement. The purpose of the Escrow Account is to provide a source of funds for any post-closing indemnification and working capital adjustment payment obligations of the Sellers pursuant to the Purchase Agreements. The Escrow Account shall be divided into the following sub-accounts:

(i) $19,630,400 for the benefit of GMI (the “GMI Account”);

(ii) $6,584,300 for the benefit of the GMIL Shareholders (the “GMIL Account”);

(iii) $10,882,700 for the benefit of the GMT Members (the “GMT Account”);

(iv) $108,000 for the benefit of the Electrasem Minority Holders (the “Electrasem Account”);

(v) $326,400 for the benefit of the GMS Minority Shareholders (the “GMS Account”); and

(vi) $468,200 for the benefit of the Gassonic Minority Holders (the “Gassonic Account”).

The GMI Account, GMIL Account, GMT Account, Electrasem Account, GMS Account and Gassonic Account shall each be a “sub-Escrow Account” and collectively the “sub-Escrow Accounts.”

(c) In the event funds transfer instructions (“Funds Transfer Instructions”) are given (other than in writing at the time of execution of this Agreement), whether in writing or by telecopier, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit A hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each Funds Transfer Instruction shall be executed by an authorized signatory; a list of such authorized signatories is set forth on Exhibit A. The undersigned is authorized to certify that the signatories on Exhibit A are authorized signatories. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives for either Buyer or Sellers’ Representative identified in Exhibit A, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the executive officers of Buyer (“Executive Officers”) which shall include the titles of Chief Financial Officer and Chief Legal Officer, or Sellers’ Representative, as the case may be, as the Escrow Agent may select. The Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Buyer or the Sellers’ Representative to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. Notwithstanding the foregoing, the Escrow Agent shall not be obligated to confirm any Funds Transfer Instructions or other instructions or directions given in accordance with this Agreement and may rely on any Funds Transfer Instructions given in writing or by telecopier which the Escrow Agent believes in good faith to be signed by an authorized signatory set forth on Exhibit A.

Section 2. Investment; Income Reporting

(a) The Escrow Agent shall invest (and reinvest as appropriate), all funds held in the Escrow Account as specifically directed in this Section 2. The Escrow Agent shall have no investment discretion over the Escrow Account. The Escrow Agent shall invest all funds held into the Fidelity Institutional Money Market Funds (Money Market/Prime Money Market (AAA)). Buyer and the Sellers’ Representative instruct Escrow Agent to vote all proxies in accordance with the proxy policy in effect from time to time for the Escrow Agent unless otherwise specifically instructed by the Buyer and the Sellers’ Representative. Buyer and the Sellers’ Representative specifically acknowledge that Buyer and the Sellers’ Representative understand that this provision may involve the Escrow Agent’s voting shares of mutual funds that pay fees to the Escrow Agent or its affiliates and that, in voting such shares, the Escrow Agent may be in a position to vote to change fees paid at the mutual fund level to itself or to an affiliate.

(b) The Escrow Account will be invested in investments, including without limitation, shares of mutual funds, which are not insured by the FDIC, are not deposits of or guaranteed by the Escrow Agent or any of its affiliates and are subject to investment risks, including the loss of principal. In addition, shares of money market mutual funds are neither insured nor guaranteed by any Governmental Authority and there can be no assurance that a money market mutual fund will be able to maintain a stable net asset value of $1.00 per share.

(c) The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent in its capacity as escrow agent hereunder shall have no liability for any loss sustained as a result of (i) any investment made pursuant to the instructions of the parties hereto; (ii) the liquidation of any investment; (iii) the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Account or any earnings thereon; or (iv) any investment held by the Escrow Agent in the event the parties fail to give investment instructions.

(d) No investment shall mature after the conclusion of the Escrow Release Date (as defined below). Interest and other income, dividends and earnings (“Escrow Earnings”) on investments described herein shall be added to the sub-Escrow Account. Any loss or expense incurred as a result of an investment will be borne by the sub-Escrow Account and the Escrow Agent shall in no event be liable for any loss or expense incurred as a result of an investment made in accordance with this Agreement.

(e) The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account for the preceding month, which statement shall include without limitation information regarding any deposits and disbursements in each sub-Escrow Account and a separate statement reflecting the investment detail, including the balance, purchases, sales, and interest postings of each sub-Escrow Account. Although Buyer and Sellers’ Representative each recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, both parties hereby agree that confirmations of investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. However, no statement need be rendered for the Escrow Account if no activity occurred for such month.

(f) Buyer and the Sellers’ Representative acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of investments described herein. Proceeds of a sale of investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.

(g) For purposes of (i) allocating pro rata among the Sellers, in accordance with their percentage interests as set forth on Exhibit B, Escrow Earnings with respect to such Seller’s applicable sub-Escrow Account, if any, and (ii) IRS information reporting, if required, the Escrow Agent is authorized and directed to report all Escrow Earnings, if any, earned in respect of the Escrow Account in accordance with the IRS Forms W-9 provided to the Escrow Agent by the Sellers’ Representative on behalf of the Sellers, with such reporting to be made by the Escrow Agent pro rata based on the respective percentage interests of the Sellers as set forth on Exhibit B (as such Exhibit B shall be updated or amended from time to time) with respect to such Seller’s applicable sub-Escrow Account.

Section 3. Disbursement of Escrow Account

(a) Subject to paragraphs (b), (c) and (d) below, the Escrow Agent is hereby authorized and directed to disburse to the Sellers all of the funds in the sub-Escrow Accounts, plus the income or interest earned thereon, if any, less an amount equal to the aggregate amount of Outstanding Claim Amounts, on [two years from closing date], 2012 (the “Escrow Release Date”) pursuant to written instructions from Sellers’ Representative which may be in the form of an excel spreadsheet (in a format acceptable to the Escrow Agent) that shall include each Seller’s name, address, taxpayer identification number, payment instruction and payment amount that indicates the disbursement amount for each Seller from each sub-Escrow Account. Disbursements pursuant to this Section 3 shall be made promptly (and in any event within five (5) business days) following the Escrow Release Date. For purposes of this Agreement, an “Outstanding Claim Amount” means the aggregate amount of Damages (as defined in the applicable Purchase Agreement under which such Claim is being sought) which is set forth in a Claim (as defined below) delivered to the Escrow Agent and the Sellers’ Representative prior to the Escrow Release Date and with respect to which and to the extent that it remains unresolved and no distribution has been made prior to the Escrow Release Date pursuant to this Section 3. Outstanding Claim Amounts shall be distributed to the Sellers and/or to Buyer, as is appropriate, upon the final resolution of such Outstanding Claim Amounts (notwithstanding that such final resolution shall not have occurred until after the Escrow Release Date) as evidenced by (A) joint written instructions from the Sellers’ Representative and Buyer as to the disposition of the Outstanding Claim Amount or (B) an order of a court having jurisdiction over the matter which is final and not subject to further court proceedings or appeal (which shall also be sent to Buyer and Sellers’ Representative, as applicable, by the party providing such final, nonappealable order to the Escrow Agent); provided, however, that any Outstanding Claim Amounts which may be finally resolved in favor of the Sellers prior to the Escrow Release Date shall not give rise to any distribution to the Sellers or the Sellers’ Representative prior to the Escrow Release Date. Upon receipt of any such instructions or order, the Escrow Agent shall disburse an amount of funds equal to the Outstanding Claim Amount in accordance therewith, provided that the Escrow Agent shall at all times hold funds in the applicable sub-Escrow Account which are sufficient to cover the aggregate amount of all then Outstanding Claim Amounts held against such sub-Escrow Account, or if the amount of funds is not then sufficient to cover the aggregate amount of all then Outstanding Claim Amounts held against the applicable sub-Escrow Account, the entire balance of such sub-Escrow Account.

(b) From time to time prior to the Escrow Release Date, subject to the terms, conditions and limitations set forth in the applicable Purchase Agreement, Buyer may deliver to the Escrow Agent a written notice (a “Claim”) requesting disbursement to Buyer of a specified amount of funds in full or partial payment of (i) (x) a Claim under Section 1.4(c)(ii) or (iii) of the GMT Purchase Agreement (working capital adjustment provisions), (y) a Claim under Section 1.6(c)(ii) or (iii) of the GMI Purchase Agreement (working capital adjustment provisions), or (z) a Claim under Section 1.4(c)(ii) or (iii) of the GMIL Purchase Agreement (working capital adjustment provisions); or (ii) an indemnification obligation of the Sellers to a Buyer Indemnitee (as defined in the applicable Purchase Agreement under which such a Claim is being sought) for Damages (as defined in the applicable Purchase Agreement under which such a Claim is being sought) in respect of which such Buyer Indemnitee is entitled to indemnification pursuant to Section 5.1(a) of such Purchase Agreement (other than any Minority Purchase Agreement), and Section 3.1(a) of the applicable Minority Purchase Agreement (any of which shall be referred to herein as a “Claim Amount”), along with a delivery receipt or other appropriate proof of delivery to the Sellers’ Representative of any Claim. In order to be validly asserted, each such Claim shall specify in reasonable detail the facts upon which the Claim is based, the section(s) of the applicable Purchase Agreement with respect to which indemnification is claimed, the appropriate sub-Escrow Account from which the Buyer alleges a right to have the Claim paid, and the Claim Amount, or if a Claim Amount is not finally quantified, a reasonable, good faith estimate of such Claim Amount (a copy of which shall be provided to Sellers’ Representative at the same time it is provided to the Escrow Agent). For the avoidance of doubt, each Claim and Claim Amount shall apply only to the sub-Escrow Account specified in the written notice provided by Buyer and such Claim or Claim Amount shall not affect any other sub-Escrow Account established herein; provided that Claims under the indemnities for [insert Big Branch Mine indemnity sections] may be made without regard to sub-Accounts. If a Claim Amount is finally quantified, and if the Escrow Agent is not in receipt of a written objection from the Sellers’ Representative to such Claim within thirty (30) days following the date of the Escrow Agent’s receipt of such Claim (a copy of which shall be provided to Buyer by the Sellers’ Representative at the same time it is provided to the Escrow Agent), then on the 31st day following such receipt (or if the 31st day is not a business day for the Escrow Agent, then on the first business day after the 31st day), the Escrow Agent shall disburse to Buyer an amount of funds equal to the Claim Amount identified in the Claim from the appropriate sub-Escrow Account referenced in the Claim.

(c) If the Escrow Agent is in receipt of a written objection, received within thirty (30) days following the date of the Escrow Agent’s receipt of a Claim, from the Sellers’ Representative (a copy of which shall be provided to Buyer) to a Claim requesting a distribution of a Claim Amount, the Escrow Agent shall not make the payment to Buyer of the Outstanding Claim Amount until such time as it receives (A) joint written instructions from the Sellers’ Representative and Buyer as to the disposition of the Outstanding Claim Amount or (B) an order of a court having jurisdiction over the matter which is final and not subject to further court proceedings or appeal. Upon receipt of any such instructions or order, the Escrow Agent shall disburse the Outstanding Claim Amount in accordance therewith.

(d) The following amounts shall be available for Claims (as defined below) under this Agreement, plus any related Escrow Earnings:

(i)	up to $19,630,400 for Claims under the GMI Purchase Agreement;

(ii)	up to $6,584,300 for Claims under the GMIL Purchase Agreement;

(iii)	up to $10,882,700 for Claims under the GMT Purchase Agreement;

(iv)	up to $108,000 for Claims under the Electrasem Purchase Agreements;

(v)	up to $326,400 for Claims under the GMS Purchase Agreements; and

(vi)	up to $468,200 for Claims under the Gassonic Purchase Agreements;

provided, that to the extent that any Claims made relate to (x) Electrasem, then 85% of any such Claim first shall be allocated to the maximum Claim amount under subsection (iii) above and 15% of any such Claims first shall be allocated to the maximum Claim amount under subsection (iv) above; (y) GMS, then 70% of any such Claim first shall be allocated to the maximum Claim amount under subsection (iii) above and 30% of such Claim first shall be allocated to the maximum Claim amount under subsection (v) above, and (z) Gassonic, then 69.832% of any such Claim first shall be allocated to the maximum Claim amount under subsection (iii) above and 30.168% of any such Claim first shall be allocated to the maximum Claim amount under subsection (vi) above. To the extent any allocation to subsections (iv), (v) or (vi) above exhaust the amounts available thereunder, then any excess Claim amount shall be allocated to and paid from the amounts set forth in subsection (iii).

(e) In connection with any court order with respect to this Agreement, the Escrow Agent shall be entitled to receive an opinion of counsel to the presenting party to the effect that such order is final and nonappealable and from a court of competent jurisdiction. The Escrow Agent shall act upon such order and opinion without further question.

(f) Any disputes among Buyer and Sellers’ Representative with respect to the release of funds in the Escrow Account shall be settled by the applicable dispute mechanisms contained in the applicable Purchase Agreement.

(g) All distributions of cash shall be made by federal funds wire transfer.

Section 4. Rights and Responsibilities of Escrow Agent. The acceptance by the Escrow Agent of its duties hereunder is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control with respect to the Escrow Agent’s rights, duties, liabilities and immunities:

(a) The Escrow Agent shall act hereunder as an escrow agent only, and it shall not be responsible or liable in any manner whatever for the sufficiency, correctness,

genuineness or validity of any document furnished to the Escrow Agent or any asset deposited with it. The Escrow Agent shall not make, be required to make, or be liable in any manner for its failure to make, any determination under the Purchase Agreements, including any determination whether any party thereto has complied with its terms or is entitled to payment or to any other right or remedy thereunder.

(b) The Escrow Agent may rely and shall be protected in acting or refraining from acting upon (and shall incur no liability for following the instructions contained therein) any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due to be paid into the Escrow Account by any party.

(c) The Escrow Agent shall not be liable for any action taken or omitted by it unless a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss. In the administration of the Escrow Account hereunder, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may consult with counsel, including in-house counsel, accountants and other skilled persons to be selected and retained by it and the fees of such persons shall be paid from the Escrow Account, such payment applied to the sub-Escrow Accounts pro rata per dollar value of such sub-Escrow Accounts measured at Closing. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons, including in-house counsel.

(d) Buyer and the Sellers’ Representative (on behalf of the Sellers) agree to jointly and severally indemnify, defend and hold the Escrow Agent and its affiliates and each of their respective directors, officers, agents and employees (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out-of-pocket and incidental expenses and legal fees and expenses (“Losses”) that may be imposed on, incurred by, or asserted against, the Indemnititees or any of them (i) for following any instructions or other directions upon which the Escrow Agent is authorized to rely pursuant to the terms of this Agreement; or (ii) in connection with or arising out of the Escrow Agent’s performance under this Agreement provided, with respect to this clause (ii) only, the Indemnitees have not acted with gross negligence or engaged in willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), and regardless of the form of action. The provisions of this Section 4(d) shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent for any reason.

(e) The Escrow Agent shall have no duties except those specifically set forth in this Agreement and shall not be subject to, nor have any liability or responsibility under, any other agreement or document the other parties hereto may be parties to or responsible for, even if same is referenced herein or copies have been given to the Escrow Agent.

(f) The Escrow Agent shall have the right at any time it deems appropriate to seek adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court.

Section 5. Compensation. The Escrow Agent shall be compensated for its services (the “Escrow Fee”) hereunder as detailed in a fee schedule attached to this Agreement as Exhibit C. In addition, the Escrow Agent shall be entitled to reimbursement for all reasonable expenses, disbursements or advances made by it in the performance of its duties hereunder. The Escrow Fee and any reimbursements due to the Escrow Agent hereunder shall be deducted from the Escrow Account, such payments applied to the sub-Escrow Accounts pro rata per dollar value of such sub-Escrow Accounts measured at Closing.

Section 6. Attachment of Escrow Account; Compliance with Legal Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 7. Tax Matters

(a) Buyer and each Seller shall each furnish the Escrow Agent with a completed Form W-8 or Form W-9, as applicable.

(b) Reporting of Income. The Escrow Agent shall report to the Sellers and the Internal Revenue Service, as of each calendar year-end, all income earned from the investment of any sum held in the Escrow Account as income of the Sellers, whether or not said income has been distributed during such year, as and to the extent required by law. Escrow Agent shall withhold any taxes it deems appropriate in its reasonable discretion and shall remit such taxes to the appropriate authorities.

(c) Preparation and Filing of Tax Returns. Any tax returns required to be prepared and filed will be prepared and filed by the Sellers with the Internal Revenue Service in all years income is earned, whether or not income is received or distributed in any particular tax year, and Escrow Agent shall have no responsibility for the preparation and/or filing or any tax return with respect to any income earned by the Escrow Account.

(d) Payment of Taxes. Any taxes payable on income earned from the investment of any sums held in the Escrow Account shall be paid by the applicable Sellers, whether or not the income was distributed by the Escrow Agent during any particular year.

Section 8. Resignation or Removal of Escrow Agent

(a) The Escrow Agent may resign as such following the giving of thirty (30) days prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days prior written notice to the Escrow Agent by the other parties hereto. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after receipt of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the moneys or assets then in its possession to a successor escrow agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

(b) If the other parties hereto have failed to appoint a successor prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

Section 9. Termination. Upon the final disbursement by the Escrow Agent pursuant to Section 3 of all funds held in each of the sub-Escrow Accounts, this Agreement shall terminate.

Section 10. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and be given in person, courier delivery service, by mail, or by telecopy (with confirmation of receipt) and shall become effective (a) on delivery if given in person, (b) on the date of delivery if sent by courier delivery service, (c) four business days after being deposited in the mails, with proper postage for first-class registered or certified mail, prepaid or (d) upon receipt if delivery is by telecopy. Notwithstanding the above, in the case of communications delivered to the Escrow Agent whereby the Escrow Agent must act based on a specified number of days upon its receipt of such communication, if applicable, such communications shall be deemed to have been given on the date received by the Escrow Agent.

Notices shall be addressed as follows:

(i)	if to Buyer :

Mine Safety Appliances Company

P.O. Box 426

Pittsburgh, PA 15230

Facsimile: (412) 967-3309

Attention: General Counsel

with a copy to:

Reed Smith, LLP

Reed Smith Centre

225 Fifth Avenue

Suite 1200

Pittsburgh, PA 15222

Facsimile: (412) 288-3063

Attention: Debra Dermody, Esq.

(ii)	if to the Sellers’ Representative :

Joseph A. Sperske

215 Hidden Creek Drive

Auburn, CA 95603

Facsimile: (530) 855-8684

Attention: Joseph A. Sperske

with a copy to:

Bryan Cave LLP

3161 Michelson Dr.,

Suite 1500

Irvine, CA 92612

Brett J. Souza, Esq.

Facsimile: (949) 223-7100

(iii)	if to the Escrow Agent:

PNC Bank, N.A.

Facsimile:

with a copy to:

PNC Bank Legal Department

One PNC Plaza

249 Fifth Avenue

Pittsburgh, PA 15222

Facsimile:

Section 11. Governing Law, Counterparts. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles. It may be executed in several counterparts, each one of which shall constitute an original and all collectively shall constitute but one instrument.

Section 12. Amendment, Modification or Waiver. This Agreement may be amended or modified and any term of this Agreement may be waived if such amendment, modification or waiver is in writing and signed by all parties.

Section 13. Assignments of Interests. No assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be delivered to and acknowledged by the Escrow Agent.

Section 14. Force Majeure. Notwithstanding any other provision of this Agreement, the Escrow Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Escrow Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control.

Section 15. Interpretation. The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement. In the event of any conflict between any provision of this Agreement and any provision of an applicable Purchase Agreement, the provisions of the applicable Purchase Agreement shall govern and control.

Section 16. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have been duly executed this Agreement as of the date first above written.

Mine Safety Appliances Company

By:
Name:
Title:

Joseph A. Sperske, as Sellers’ Representative

By:

PNC Bank, National Association

By
Name:
Title:

Signature Page to the Escrow Agreement

SCHEDULE I

LIST OF SELLERS

[To be provided by Sellers’ Representative]

EXHIBIT A

Telephone Number(s) and Signature(s) for

Person(s) Designated to give Funds Transfer Instructions

If to Buyer:

	Name	Telephone Number	Signature

1.

2.

If to Sellers’ Representative:

	Name	Telephone Number	Signature

1.	Joseph A. Sperske

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Buyer:

	Name	Telephone Number

1.

2.

If to Sellers’ Representative:

1.	Joseph A. Sperske

Telephone call backs shall be made to each party if joint instructions are required pursuant to the agreement.

EXHIBIT B

PERCENTAGE INTERESTS

[To be provided by Sellers’ Representative]

B-1

EXHIBIT C

SCHEDULE OF ESCROW AGENT FEES

[To be provided by Escrow Agent]

C-1

EXHIBIT B

FORM OF OFFER LETTER AND JOINDER AGREEMENT

[—] September 2010

To:	Planlife Trustee Services Limited (the Trustees)
IFG House
Booterstown House
Booterstown
Co. Dublin

To:	[Cecil Lenihan] – 16,000 C Shares
[Denis Connolly] – 40,000 D Shares

STRICTLY PRIVATE & CONFIDENTIAL

Re: Offer to Purchase all of the Issued Shares in the capital of

General Monitors Ireland Limited

(the Company)

Dear Sirs,

1.	Offer

We, Mine Safety Fifty Ireland Limited (the Offeror), confirm that we have made an offer for all the issued share capital of the Company upon and subject to the terms and conditions set out in the Share Purchase Agreement to which the form of this Offer to Purchase was attached as an exhibit (the Share Purchase Agreement). This offer is made on the condition that it be accepted by all of the shareholders of the Company by a date 14 days from the date of this letter, or such later date as we (as Offeror) may agree. Acceptance of this offer by a shareholder is evidenced by his execution of the Share Purchase Agreement or a document agreed by the parties to be in a substantially similar form.

This letter is to confirm that, as part of the offer for the share capital of the Company referred to above, we irrevocably and unconditionally offer to purchase all of the issued [C/D] shares to which [Denis Connolly/Cecil Lenihan] is beneficially entitled in the capital of the Company (the Sale Shares) upon and subject to the terms and conditions contained herein and in the Share Purchase Agreement (the Offer to Purchase).

This Offer to Purchase is conditional on your execution of the Share Purchase Agreement (or a document agreed by the parties to be in a substantially similar form).

The cash consideration for the purchase of the Sale Shares shall be as outlined in the Share Purchase Agreement.

2.	Acceptance

The execution of the Share Purchase Agreement (or a document agreed by the parties to be in a substantially similar form) by [Denis Connolly/Cecil Lenihan] shall constitute their unconditional and irrevocable acceptance of this Offer to Purchase in accordance with the Share Purchase Agreement. This Offer to Purchase shall have been accepted only if and when such execution has been completed and acceptance of this Offer to Purchase shall be perfected by the Trustees delivering a stock transfer form transferring the Sale Shares to the Offeror at the closing of the transactions contemplated by the Share Purchase Agreement, subject to the terms and conditions set out therein.

This Offer to Purchase the C/D shares beneficially owned by [Denis Connolly/Cecil Lenihan] is governed by and should be construed in accordance with Irish law.

MINE SAFETY FIFTY IRELAND LIMITED

By:
Name:
Title:

[For the Form of Joinder Agreement, see attached]

JOINDER AGREEMENT

WHEREAS, reference is made to that certain Share Purchase Agreement (the “Purchase Agreement”) dated as of September 7, 2010, with respect to the issued and outstanding shares (the “GMIL Shares”) of General Monitors Ireland Limited, a limited liability company organized under the laws of Ireland, by and among (i) Raybeam Limited, a company incorporated under the laws of Ireland, Joseph A. Sperske, as Trustee of the 1995 Edwards QSST Trust I, Joseph A. Sperske, as Trustee of the 1995 Edwards QSST Trust II, Joseph A. Sperske, as Trustee of the Edwards QSST Trust III, Denis Connolly and Cecil Lenihan (each of the aforementioned is a “Seller” and collectively, the “Sellers”); (ii) Joseph A. Sperske, as agent for the Sellers; (iii) Mine Safety Fifty Ireland Limited, a company incorporated under the laws of Ireland (“MSA Ireland”) and (iv) Mine Safety Appliances Company, a Pennsylvania corporation (together with MSA Ireland, “Buyer”).

WHEREAS, capitalized terms used herein not otherwise defined shall have the meaning as ascribed to them to in the Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual benefits to be derived from the Purchase Agreement and of the representations, warranties, conditions, agreements and promises contained therein and other good and valuable consideration, intending to be legally bound, the undersigned sets forth as follows:

1. The undersigned acknowledges having received a copy of the Purchase Agreement and certifies that he is the holder of the GMIL Shares set forth opposite his name on Section 2.1(e) of the Disclosure Schedule.

2. Intending to be legally bound, the undersigned hereby joins in and agrees to be bound by, subject to, and obligated under the Purchase Agreement in accordance with all of its terms and provisions as a “Seller," as if he were an original signatory thereto and had signed the Purchase Agreement as of the date thereof, including without limitation the making of the representations and warranties in Article II thereof, the indemnification obligations in Article V thereof, and the restrictions on competition, solicitation of customers and solicitation of employees in Article VI thereof.

3. This Joinder Agreement is to be deemed effective as of the date of the Purchase Agreement as if it was signed by the undersigned on that date, but is executed and delivered by the undersigned as of the date set forth below.

4. The undersigned, if married on the date hereof and/or the Closing Date, shall deliver to Buyer the Consent of Spouse in the form attached hereto as Annex A with this Joinder Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the day and year written below.

Signature:

Print Name:

Date:

Acknowledged and Agreed to:

MINE SAFETY FIFTY IRELAND LIMITED

By

Title:

MINE SAFETY APPLIANCES COMPANY

By

Title:

Signature Page to Joinder Agreement

ANNEX A

FORM OF SPOUSAL CONSENT

SPOUSAL CONSENT

I am the spouse of                                                               and I acknowledge that I have read the foregoing Joinder Agreement dated as of                      , 2010 (the “Joinder Agreement”) and the Share Purchase Agreement to which it relates. I am aware that by the provisions thereof, my spouse is selling all of the ownership interests and shares of General Monitors Ireland Limited owned by my spouse (the “GMIL Shares”), including my community property or other interests in the GMIL Shares, if any. I hereby consent to such sale and agree that my interests, if any, in the GMIL Shares and the Purchase Price under the Share Purchase Agreement shall be irrevocably bound by the Joinder Agreement (and the Share Purchase Agreement referenced in the Joinder Agreement) and further understand and agree that my community property interest, if any, in the foregoing shall be similarly bound by the Joinder Agreement (and the Share Purchase Agreement referenced in the Joinder Agreement). I agree to execute any and all further documents or instruments as may be necessary or appropriate to further the objectives of the Joinder Agreement (and the Share Purchase Agreement referenced in the Joinder Agreement).

Date:                          , 2010

Name:

Annex A-1